Exhibit 10.6

OFFICE LEASE AGREEMENT
BETWEEN
TWO25 COMMONS LLC
(Landlord)
AND
IBOD COMPANY, INC.
(Tenant)

TABLE OF CONTENTS

§1.	LEASE OF PREMISES	3
§2.	TERM/RENEWAL TERMS	4
§3.	BASE RENT	6
§4.	ADDITIONAL RENT	6
§5.	OPERATING COSTS BUDGET	9
§6.	SECURITY DEPOSIT	10
§7.	INSURANCE	10
§8.	QUIET ENJOYMENT	12
§9.	USE OF LEASED PREMISES; COMPLIANCE WITH LAWS	12
§10.	CONSTRUCTION OF BUILDING AND TENANT IMPROVEMENTS; SURRENDER OF LEASED PREMISES	12
§11.	FORCE MAJEURE	16
§12.	PATRIOT ACT	16
§13.	MAINTENANCE AND REPAIRS	16
§14.	ALTERATIONS	17
§15.	DAMAGE OR DESTRUCTION TO LEASED PREMISES	17
§16.	CONDEMNATION	18
§17.	SERVICES	18
§18.	SUBORDINATION OF LEASE	19
§19.	ESTOPPEL CERTIFICATES	20
§20.	INDEMNIFICATION	20
§21.	LIMITATION OF LIABILITY	20
§22.	PERSONAL PROPERTY	21
§23.	LIABILITY RELATING TO TENANT’S OPERATIONS	21
§24.	EVENTS OF DEFAULT/REMEDIES UPON DEFAULT	21
§25.	RIGHT TO CURE DEFAULTS	24
§26.	CUMULATIVE RIGHTS AND REMEDIES	24
§27.	HOLDING OVER	24
§28.	ASSIGNMENT AND SUBLETTING	24
§29.	ACCESS AND OTHER RIGHTS OF LANDLORD	25
§30.	FINANCIAL STATEMENTS; REPORTING REQUIREMENTS	26
§31.	HAZARDOUS MATERIALS	27
§32.	SIGNAGE	28
§33.	BROKERS	29
§34.	NOTICES	29
§35.	SURVIVAL OF OBLIGATIONS	30
§36.	MEMORANDUM OF LEASE	30
§37.	NON-WAIVER	30
§38.	NO THIRD PARTY BENEFIT	30
§39.	PREVAILING PARTY	30
§40.	SEVERABILITY	30
§41.	GOVERNING LAW; VENUE	30
§42.	EXHIBITS	31

§43.	COMPLETE AGREEMENT	31
§44.	COUNTERPARTS	31
§45.	GENDERS AND NUMBERS	31
§46.	TIME OF THE ESSENCE	31
§47.	CAPTIONS	31
§48.	SUCCESSORS IN INTEREST	31
§49.	TENANT’S RIGHT OF FIRST REFUSAL	31
§50.	OPTION TO LEASE ADDITIONAL SPACE	32
§51.	LANDLORD’S COVENANT	33
§52.	CONTINGENCY	34
§53.	LANDLORD DEFAULT	34
§54.	LANDLORD’S WARRANTIES	34
SIGNATURES		36
LIST OF EXHIBITS
EXHIBIT A - LEGAL DESCRIPTION OF REAL PROPERTY
EXHIBIT B - DEPICTION OF LEASED PREMISES
EXHIBIT C - TENANT PARKING AGREEMENT
EXHIBIT D - RULES AND REGULATIONS
EXHIBIT E - PROHIBITED USES
EXHIBIT F - INDEX OF PLANS AND SPECIFICATIONS FOR BUILDING CORE AND SHELL

OFFICE LEASE AGREEMENT
This Office Lease Agreement is made effective                                  , 2018 (“Effective Date”), by and between TWO25 COMMONS LLC, an Ohio limited liability company (“Landlord”), and IBOD COMPANY, INC., a Delaware corporation (“Tenant”), who hereby agree as follows:
§1.LEASE OF PREMISES
On the terms and subject to the conditions described in this lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, 65,834 leasable square feet of space (which leasable square footage was calculated by Landlord and Tenant in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1 2010)) within the 12 story building (the “Building”) located upon the real property commonly known as 225 Third Street or 80 E. Rich Street, Columbus, Ohio, 43215, which real property is more fully described on the attached Exhibit A (the “Real Property”). The physical area within the Building to be leased by Tenant shall be located on the entire fourth floor of the Building (“Fourth Floor Premises”) and the entire fifth floor of the Building (“Fifth Floor Premises”), as depicted on the attached Exhibit B (collectively, the Fourth Floor Premises and the Fifth Floor Premises shall be referred to as the “Leased Premises”). The Building is or will be during the Term of this lease, made up of an “Office Condominium”, consisting of the bottom six stories of the Building, and a residential condominium consisting of the top six stories of the Building, pursuant to a Declaration and Bylaws, to be recorded in the Recorder’s Office, Franklin County, Ohio (“Condominium Declaration”).
Wherever used in this lease, the term Leased Premises shall include the non-exclusive use of and access to all sixth floor common areas, the first floor fitness facility with showers and lockers, the walkway connecting the Building to the Garage, the Building’s ground floor outdoor plaza area, reception areas, common restrooms, and other interior common areas within the Office Condominium (all such non-exclusive areas except the Garage shall be the “Common Areas”).
Landlord has entered into that certain Parking Agreement (“Parking Agreement”) with Capitol South Community Urban Redevelopment Corporation (“CSCURC”) to provide for the non-exclusive right and license for Tenant and other tenants of the Building to park in the Columbus Commons main structured parking garage located at 55 E. Rich Street, Columbus, Ohio 43215 (“Garage”).
Pursuant to the terms of that certain Parking Agreement, attached hereto as Exhibit C, and by this reference is made a part hereof (“Tenant Parking Agreement”), which Tenant Parking Agreement is subject to the Parking Agreement in its present form and as it may later be amended from time to time (but in no event will Landlord amend or consent to any amendment of the Parking Agreement which shall materially affect Tenant’s rights and obligations under the Tenant Parking Agreement without Tenant’s prior written consent), for and during the Term of this lease, Landlord grants to Tenant the non-exclusive right for the parking of not less than 264 Passenger Vehicles (as defined in the Parking Agreement) and up to 700 Passenger Vehicles in the Garage. During the Term of this lease, Tenant shall pay to Landlord as Additional Rent (defined in §4, below), the monthly Parking Fee (as defined in the Tenant Parking Agreement). As more particularly set forth in §5, below, Landlord shall provide Tenant with notice of the amount of the Parking Fee for the upcoming calendar year, when Landlord delivers to Tenant the projected Operating Costs (as defined in §4, below) for said upcoming calendar year. Notwithstanding the foregoing, if the Parking Agreement terminates or expires at any time prior to the expiration of the Term of this lease, Tenant’s rights for the parking of Passenger Vehicles in the Garage pursuant to this §1 of the lease shall also terminate and expire, without the need for any further action by Landlord or Tenant. In the event that Tenant enters into another parking agreement as a result of the termination of the Tenant Parking Agreement at any time prior to the expiration of the Term of this lease because of the termination of the Parking Agreement due solely to Landlord’s “Default” under Section 13.1 of the Parking Agreement (“Replacement Parking Agreement”), then the monthly Base Rent due under this lease will be abated in an amount equal to the difference, if any, between the then effective monthly Parking Fee that would have been due under the Tenant Parking Agreement for the number of Passenger Vehicles subject to the Tenant Parking Agreement as of the date of termination, but in no event not more than 264 Passenger Vehicles, and the amount of the monthly parking fee actually being paid by Tenant under the Replacement Parking Agreement for the number of Passenger Vehicles subject to the Tenant Parking Agreement as of the date of termination, but in no event not more than 264 Passenger Vehicles (“Parking Fee Abatement”); provided, however, that in no event shall the Parking Fee Abatement exceed more than $50,000 in any consecutive 12 month period.
This lease and Tenant’s rights hereunder are subject to (a) the lien of real estate taxes and installments of assessments; (b) building and zoning laws, ordinances and regulations; (c) legal highways; (d) subject to the conditions in §18 below, any first mortgage on the Real Property granted by Landlord and any other mortgages heretofore or hereafter granted by Landlord as contemplated in §18 below; and (e) covenants, conditions and restrictions of record, including, but not limited to, the Condominium Declaration. Tenant acknowledges and agrees that Landlord, and not Tenant, shall have the sole voting right available under the Condominium Declaration with respect to the Office Condominium of which the Leased Premises is a part, and Landlord may exercise such rights as Landlord deems appropriate in its reasonable discretion, provided, however, that the Condominium Declaration, and Landlord’s exercise of its rights thereunder, shall not materially increase Tenant’s obligations or decrease Tenant’s rights under this lease.
§2.TERM/RENEWAL TERMS
(a)Term. The term of this lease (the “Term”) shall be for a period of six years (plus the number of days required by the second to last sentence of this subsection (a)), as the same may be extended as forth herein below, and shall commence on the earlier of (the “Commencement Date”): (a) the date the Tenant Improvements (as defined in §10, below) have been Substantially Completed (as defined in §10, below) and the Leased Premises are delivered to Tenant; or (b) the date Tenant takes possession of all or any part of the Leased Premises for the commencement of Tenant’s business operations therein. Notwithstanding the immediately preceding sentence, in the event Tenant causes a Tenant Delay (as defined in §10, below) the “Commencement Date” for purposes of Tenant’s obligations to pay Rent under §3 and §4 shall be the date Landlord would have completed the Tenant Improvements but for such Tenant Delay. In the event the Commencement Date is not the first day of a calendar month, the Term shall be extended for the number of days left in that first month. Not later than 30 days after the Commencement Date, Landlord and Tenant shall enter into amendment to this lease, which will confirm the Commencement Date of this lease.
(b)Renewal Term. Tenant shall have the right and option to extend the Term for the Fourth Floor Premises, Fifth Floor Premises, any other full floor of the Building that may be incorporated into this lease pursuant to the terms hereof, or all of the Leased Premises for two five-year renewal terms (each, a “Renewal Term”). Each Renewal Term shall be exercisable by delivery by Tenant to Landlord of a notice not later than 270 days prior to the expiration of the initial Term, or the then current Renewal Term, as applicable, which states that Tenant thereby exercises its right and option to extend the Term for a Renewal Term. All terms and conditions of this lease shall be applicable during each Renewal Term, except that the Base Rent for that Renewal Term shall be at market rents for similar space in Columbus, Ohio as agreed to by Landlord and Tenant.

In the determination of “market rents” in this section, Landlord and Tenant shall consider leases for space of comparable size, building quality, building location, area amenities, the financial strength of the tenant; the length of the term; expense stops; construction allowances and other tenant concessions available (such as moving expense allowance, free rent periods, and lease assumptions and take-over provisions, if any). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Renewal Term in question, based on the then current market rents. Specifically, at the time Tenant notifies Landlord (the “Notice Date”) of its election to renew the term of the lease for the applicable Renewal Term, Landlord and Tenant shall endeavor to determine the Base Rent for such Renewal Term. At a minimum, upon the occurrence of the Notice Date and for a period of not less than 45 days following the Notice Date, Landlord and Tenant shall in good faith work toward determining the Base Rent for the applicable Renewal Term. In the event Landlord and Tenant are unable to agree upon the same within such time frame (e.g. the 45 days), each shall within 15 days of the expiration of such time frame name a Qualified Appraiser (as such term is hereafter defined). In the event either party fails to timely name a Qualified Appraiser, the Qualified Appraiser named by the other party shall make all of the following determinations on his/her own. Within 30 days of the appointment of the last of the two Qualified Appraisers, or the expiration of the 15 days’ time frame, provided above, if only one Qualified Appraiser is named, the Qualified Appraisers shall meet and determine their recommendation for the Base Rent for the applicable Renewal Term, which recommendation shall be made in accordance with the terms of this subsection 2(b). Such Qualified Appraiser(s) shall to the extent they agree upon the same, jointly issue the determination, and to the extent they do not agree upon the same they shall independently issue the same. If the Qualified Appraisers agree, the Base Rent shall be as so determined. If the Qualified Appraisers do not agree, but the higher recommended Base Rent is less than 10% higher than the lower recommended Base Rent for such Renewal Term, then the two shall be averaged together and the average of such recommendations shall be the Base Rent for such Renewal Term. If such recommended Base Rent is different by more than the 10% threshold set forth above, the two Qualified Appraisers shall name a third Qualified Appraiser and if they cannot agree to a third Qualified Appraiser within 10 days of the issuance of their respective recommendations, the then President of the Columbus Board of Realtors shall name a third Qualified Appraiser within the next following 10 days. In such event the third Qualified Appraiser shall within 30 days of his/her appointment make a recommendation and his/her recommendation shall be averaged with the recommendation of the other Qualified Appraiser’s recommendation closest to it and the same shall be the Base Rent for such Renewal Term. A “Qualified Appraiser” is an MAI designated appraiser that has been actively engaged in the appraisal of urban office buildings in central Ohio for a period of not less than 10 consecutive years.
If Tenant exercises either Renewal Term, the term of this lease (or words of similar import) shall include such Renewal Terms.
(c)Early Access. At no cost to Tenant, Landlord shall provide Tenant, its representatives, and vendors access to the Leased Premises no later than 30 days prior to the Commencement Date (“Early Access Period”) in order to enable Tenant to install Tenant’s furniture, equipment, wiring and cabling (collectively, the “Tenant Work”); provided that such access shall not hinder Landlord’s work relating to the completion of the Tenant Improvements or affect the operations of any other occupants in the Building and provided further that such installation shall be completed at Tenant’s sole risk and expense. Such early access by Tenant shall be on the terms and subject to the conditions imposed upon Tenant under this lease (e.g. insurance, indemnification, etc.) other than Tenant’s obligation to pay Base Rent and Additional Rent, as defined below.

§3.BASE RENT
During the Term, Tenant shall pay to Landlord base rent in United States dollars (the “Base Rent”) based initially upon the leasable square footage of the Fifth Floor Premises (32,917sf) in the following amounts:

	Annual Base Rent/Square Foot*	Monthly Base Rent
Month 1-2	$0.00/$0.00	$0.00
Month 3-12	$608,964.48/$18.50	$50,747.04
[*Calculated on a per annum basis.]
Thereafter, Base Rent shall increase each year during the Term on the anniversary of the Commencement Date, or if the Commencement Date is not the first day of the month, then on the first day of the month following the Commencement Date, by an amount equal to 2.25%, per annum, on a year over year basis over the most recently expiring lease year.
Commencing June 1, 2019, Tenant shall pay Base Rent at the then applicable rate upon 10,972 leasable square feet of the Fourth Floor Premises, such that the total leasable square footage upon which Tenant is paying Base Rent shall be 43,889sf. Further, commencing August 1, 2019, Tenant shall pay Base Rent at the then applicable rate upon an additional 10,972 leasable square feet of the Fourth Floor Premises, such that the total leasable square footage upon which Tenant is paying Base Rent shall be 54,861sf. Finally, commencing December 1, 2019, Tenant shall pay Base Rent at the then applicable rate upon the final 10,973 leasable square feet of the Fourth Floor Premises, such that from and after December 1, 2019, for the remainder of the Term, Tenant will pay Base Rent upon the entire 65,834sf Leased Premises.
All payments of Base Rent due under this lease shall be due and payable in advance on or before the Commencement Date for the first month during the Term and on or before the first day of each calendar month thereafter, shall be made by normal business methods without demand, set-off, or deduction whatsoever, except to the extent expressly set forth herein, and shall be paid and addressed to Landlord at do The Daimler Group, Inc., 1533 Lake Shore Drive, Columbus, Ohio 43204, or at such other address as Landlord may designate to Tenant from time to time. If the Commencement Date is not the first day of a calendar month, the Base Rent for the first month of the Term shall be prorated on a daily basis.
§4.ADDITIONAL RENT
(a)Operating Costs. In addition to the Base Rent, Tenant shall pay to Landlord as additional rent, in the manner provided for in §5, below, in United States dollars, during the Term, Tenant’s Pro Rata Share of Operating Costs (defined below) (the “Additional Rent”). For purposes of this lease:
(i)“Tenant’s Pro Rata Share of Operating Costs” shall be a percentage determined by dividing the rentable square footage of the applicable portion of the Leased Premises (as described below) by the total rentable square footage of the Office Condominium portion of the Building, which percentage Landlord and Tenant agree to be: (1) 19.48% (i.e. 32,917sf ÷ 168,957sf) from and after the Commencement Date until March 31, 2019; (2) 25.98% (i.e. 43,889sf ÷ 168,957sf) from and after April 1, 2019 until May 31, 2019; (3) 32.47% (i.e. 54,861sf ÷ 168,957sf) from and after June 1, 2019 until July 31, 2019; and (4) 38.96% (i.e. 65,834sf ÷ 168,957sf) from and after December 1, 2019 until the expiration or earlier termination of the Term. Notwithstanding the foregoing, if at any time prior to the dates set forth in items (2)-(4) of this subsection (i), Tenant occupies all or any portion of the Fourth Floor Premises, Tenant shall provide Landlord advance written notice thereof and the rentable square footage of that portion of the Fourth Floor Premises being occupied by Tenant shall be included in the Leased Premises for purposes of calculating Tenant’s Pro Rata Share of Operating Costs.
(ii)Base Rent and Additional Rent shall be referred to collectively hereinafter as “Rent”;
(iii)“Operating Costs” all of which shall be based upon actual costs and expenses and calculated on an accrual basis in accordance with Generally Accepted Accounting Principles, shall include, but not be limited to, all of the following: (1) the Office Condominium’s allocated share of the Common Elements, as defined in the Condominium Declaration, expenses, including, but not limited to, those expenses related to the following: (i) all expenses relating to all insurance maintained by the Association (defined below) relating to the Common Elements including without limitation, all-risk/hazard insurance and comprehensive public liability insurance in the manner described in §7(a), below, including umbrella coverage in amounts and with insurance companies acceptable to Landlord; (ii) landscaping, lawn care, and snow removal for the Real Property; (iii) maintenance, repair, and improvements to the General Common Elements, as defined in the Condominium Declaration; (iv) improvements, including capital improvements, or repairs undertaken to maintain the value and condition of the General Common Elements as a first class facility or to comply with all applicable laws, ordinances, or governmental orders (subject to the limitations set forth in Section 4(e)); and (v) all bills and charges for gas, electricity, water, sewage, trash disposal, telephone, and all other utility services consumed or used in connection with the General Common Elements; (2) all ad valorum real estate taxes and assessments relating to the Office Condominium applicable to the Term, or any taxes or other payments which may be levied upon or assessed in lieu thereof or any license fee, commercial activity tax, improvement bond or assessment or other similar charge or assessment, less any refunds, rebates and discounts actually received by Landlord in connection with such taxes (including any interest received on such refunds or rebates, including with respect to payment of taxes that are subsequently refunded as a result of the Real Property being in a Benefited Area) (hereinafter, all of the foregoing shall be referred to as, “Taxes and Assessments”), but excluding any penalties or interest payable by reason of failure of Landlord to pay such Taxes and Assessments on time, in full or at all, unless such failure results from Tenant’s failure to timely pay Additional Rent to Landlord and further excluding any estate tax, inheritance tax, succession tax, capital levy tax, corporate franchise tax, gross receipts tax, income tax, conveyance fee or transfer tax; any assessment, bond, tax, or other finance vehicle that is (i) imposed as a result of Landlord’s initial construction of the Building, or (ii) used to fund construction of the Building or any additions or improvements to the Building; (3) all bills and charges for gas, electricity, water, sewage, trash disposal, telephone, and all other utility services consumed or used in connection with the Office Common Elements, as defined in the Condominium Declaration; (4) janitorial service for the Office Common Elements; (5) reasonable costs of operating personnel including salaries and related benefits, auditor fees, attorney fees and third party property management fees (not to exceed the cap set forth in Section 4(b)); (6) maintenance, repair, and improvements, including capital improvements, to the Office Common Elements; (7) all taxes, fees, or assessments not described within subparagraph (iii)(2) herein (such as personal property taxes for equipment used to service the Building, fees charged by any owners’ association and similar assessments), excluding income taxes and gross receipts taxes assessed against and payable by Landlord, unless assessed in lieu of Taxes and Assessments; (8) improvements, including capital improvements, or repairs undertaken to maintain the value and condition of the Office Common Elements as a first class facility or to comply with all applicable laws, ordinances, or governmental orders (subject to the limitations set forth in Section 4(e), below); (9) all condominium assessments and charges, general or special (other than penalties or late fees), with respect to the Office Condominium unit, or part thereof, of which the Leased Premises are a part.
In the event Landlord deems it necessary to revise the defined terms set forth in this §4(a) in order to comply with the terms of the Condominium Declaration, Landlord and Tenant shall enter into an amendment to this lease; provided, however, that the revised terms shall not materially increase Tenant’s obligations or decrease Tenant’s rights under this lease.
(b)Exclusions from Operating Costs. Notwithstanding the foregoing, the total expenses computed for determining the Operating Costs relating to the Leased Premises shall not include: (i) any expenses charged or chargeable or directly related to another tenant in the Building because of such tenant’s disproportionate consumption of any utilities or services (as determined by Landlord) or such tenant’s breach of its lease agreement with Landlord; (ii) principal, escrow deposits, interest, points and fees on any indebtedness or amortization on or for any mortgage encumbering the Real Property, or any part thereof, and all and other sums paid on or in respect to any indebtedness (whether or not secured by a mortgage); (iii) costs of improvements to, or alterations of, space leased to or available for lease to any tenant in the Building; (iv) costs and expenses incurred in connection with leasing space in or procuring tenants for the Building, including, without limitation, leasing commissions, advertising and promotional expenses, legal and other professional fees, relocation and build-out allowances and expenses; (v) costs of the construction and installation of signs in or on the Building identifying any tenant of the Building (other than with respect to building directories in the lobby); (vi) costs of correcting defects in the initial construction of the base, shell or core Building, provided that this shall not exclude the cost of normal repair and maintenance expected with respect to the construction materials and equipment installed in the Building; (vii) management fees in excess of 3% of the gross rentals payable in the Building for each calendar year; (viii) wages, salaries, compensation and benefits of any employees above the level of property manager; (ix) amounts paid to an affiliate to render services (other than management fees which are subject to the provisions of clause (vii) above), which are in excess of the fair market rate for such services; (x) costs incurred by Landlord in removing or remediating the effects of Hazardous Materials (as hereinafter defined) existing on the Real Property as of the date hereof, or placed on the Real Property by Landlord or any of Landlords employees, agents or contractors; (xi) costs for which Landlord is reimbursed, provided that any costs incurred to obtain such reimbursement may be included in Operating Costs; (xii) charitable and political contributions; (xiii) fines, interest, charges, penalties, damages and other costs incurred by Landlord by reason of any default or late payment by it under any lease or other contract or instrument (regardless of whether or not the payment itself is allowed to be included in Operating Costs), including, without limitation, any legal. and other professional fees paid or incurred in connection therewith; (xiv) costs of repairs and maintenance required as a result of any gross negligence or willful misconduct by Landlord or any of its agents, employees or contractors; (xv) costs of sculpture, paintings, or works of art; and (xvi) that portion of the salaries for on or off site personnel to the extent any of them work for other projects owned by Landlord or the managing agent, which salaries shall be reasonably allocated among all buildings with which the individual is involved.
(c)Gross Up on Operating Costs. During any calendar year, or portion thereof in which less than 95% of the total leasable square footage of the Office Condominium is leased, Landlord may gross-up all Operating Costs which vary with the level of occupancy (e.g. cleaning and janitorial services, electricity, gas, and water) for the Office Condominium for that calendar year or portion thereof to reflect what such Operating Costs would have been had the Office Condominium been 95% leased. The intent of the foregoing is that Tenant shall be responsible for its Pro Rata Share of all such Operating Costs relating to the Leased Premises based upon the ratio of the Operating Costs relating to the Leased Premises as to the entire Office Condominium. To affect the foregoing, in the event Landlord makes such an adjustment to Operating Costs, Landlord shall incorporate a reasonable allocation of what such variable Operating Costs would have been relating to the maintenance of any vacant leasable square footage in the Office Condominium so that Tenant is not bearing any expenses relating to the maintenance of that vacant space.
(d)Cap on Controllable Operating Costs. Notwithstanding anything to the contrary herein, Landlord hereby agrees that Tenant’s Pro Rata Share of Operating Costs associated with items included within Operating Costs that are “controllable expenses” shall be limited to an increase of four percent per annum over the actual costs incurred in the 2019 calendar year on a cumulative basis. The parties agree that for purposes of this §4, the term “controllable expenses” shall mean all Operating Costs except utility charges or costs, including, but not limited to those described in §4(a)(iii), above, and any utility taxes which may be imposed on any of the same, insurance costs, taxes, including, but not limited to, real estate taxes, local and/or state surcharges or special charges, private assessments, the costs of snow removal, the costs of any weather-related clean up or damage, which is not an insurable event, or any capital expenditures.
(e)Capital Improvements; Useful Life. Notwithstanding anything in this lease to the contrary, (a) the cost of replacements or improvements of a capital nature or the costs of which are to be capitalized pursuant to Generally Accepted Accounting Principles (each, a “Capital Improvement”) shall be amortized on a straight line basis over the useful life of the Capital Improvement and Tenant shall be responsible for Tenant’s Pro Rata Share of such costs only to the extent amortized during the Term of this lease (including any Renewal Terms) and only the amortized portion attributable to a particular year shall be included in Operating Costs, and (b) Operating Costs shall not include the cost of Capital Improvements: (i) necessitated by the acts or omissions of Landlord or other tenants in the Building; (ii) relating to an expansion of the Building or material enhancements to the Real Property (excluding typical maintenance of the parking lot); (iii) incurred as a result of defects in the original construction of the shell and core of the Building; or (iii) that are required to comply with any laws, ordinances, or orders in effect as of the Commencement Date.
§5.OPERATING COSTS BUDGET
Additional Rent shall be paid by Tenant to Landlord in accordance with this section. Prior to the Commencement Date, Landlord shall provide to Tenant an estimate of the total projected Operating Costs and Tenant’s Pro Rata Share thereof for the balance of the calendar year in which the Commencement Date occurs (estimated as of the date hereof to be $5.70 per rentable square foot). For each calendar year thereafter, Landlord shall deliver to Tenant not later than 30 days prior to the first day of each such calendar year, or as soon thereafter as is reasonably practicable, an estimate of the total projected Operating Costs and Tenant’s Pro Rata Share thereof for that calendar year. Tenant shall pay in advance on or before the first day of each calendar month during the Term at the time and in the manner of payment for the Base Rent described above, Tenant’s Pro Rata Share of such projected Operating Costs in equal monthly installments.
Following the end of each calendar year but no later than 150 days after such calendar year (after which time, Landlord shall be deemed to have waived its right to recover additional actual Operating Costs due), Landlord shall prepare an accounting of the actual Operating Costs incurred for that year and shall deliver that accounting to Tenant.
For purposes of reconciling the projected Operating Costs actually paid by Tenant versus the actual Operating Costs incurred by Landlord for each year which relate to the Leased Premises, if Tenant’s Pro Rata Share of such actual costs exceeds the amount paid by Tenant for Additional Rent pursuant to this section (the “Deficiency”), Tenant shall pay to Landlord the Deficiency within 30 days after notice from Landlord to Tenant detailing an accounting of the Deficiency and requesting payment of the Deficiency. In the event the amounts actually paid by Tenant for Additional Rent exceeds Tenant’s Pro Rata Share of such actual Operating Costs incurred by Landlord for that year which relate to the Leased Premises (the “Excess”), Landlord shall pay to Tenant the Excess within 30 days after completing such accounting. In no event shall either party be required to pay any interest on any over-payment or under-payment made under this section. Landlord’s and Tenant’s obligations under this section shall survive the expiration or termination of this lease.
Tenant shall have the right to audit Landlord’s books and records relating to Landlord’s calculation of such Operating Costs for the prior year for a period of 150 days following Landlord’s determination of the Operating Costs for such year. In the event that such audit reveals that any Additional Rent and/or Operating Costs have been overbilled or overstated to Tenant by more than 6%, and Landlord confirms and agrees to the overcharge, acting in good faith and under commercially reasonable business and auditing practices, in addition to providing Tenant with a refund of such amounts, Landlord shall reimburse Tenant for its actual out-of-pocket expenses in connection with such audit, up to a maximum of $5,000 per occurrence.
§6.SECURITY DEPOSIT
Upon the execution of this lease by Tenant, Tenant shall deposit with Landlord a sum equal to $250,000.00 to serve as the security deposit (the “Security Deposit”) relating to this lease. The Security Deposit is in addition to, and not in lieu of, any advance payment of Base Rent which may be required by this lease. Landlord shall not be required to deposit the Security Deposit into a separate account and shall have no obligation to pay any interest on the Security Deposit.
The Security Deposit shall be held by Landlord as security for the faithful and timely performance by Tenant of all of its obligations under this lease. Upon the occurrence of an event of default, Landlord may, in its sole and exclusive discretion, offset against the Security Deposit in whole or in part to reduce Landlord’s damages relating to such failure. Neither the posting of the Security Deposit nor any such offset, however, shall be deemed to make the Security Deposit a measure of liquidated damages or Landlord’s sole and exclusive remedy, and it is agreed that Landlord’s right to use the Security Deposit is in addition to, and not in lieu of, Landlord’s other remedies under this lease or at law or in equity. Tenant shall deposit additional sums with Landlord in an amount sufficient to restore the Security Deposit to its original principal amount in the event Landlord offsets against the Security Deposit. Landlord shall, within 30 days after the expiration or earlier termination of the Term and after Tenant has vacated the Leased Premises, return to Tenant, the Security Deposit (or that portion of the Security Deposit not used or applied by Landlord together with an itemized statement of deductions to the Security Deposit).
§7.INSURANCE
(a)Landlord Requirements. At all times during the Term, Landlord shall maintain or cause the Association (as defined below) to maintain, as appropriate, in an amount deemed acceptable to Landlord from time to time all of the following insurance coverages: (i) “all-risk” or hazard insurance coverage (sometimes referred to as “special causes of loss” coverage) insuring all of the component parts of the Building to the full replacement value of the Building including the Tenant Improvements and all other improvements to the Real Property with such endorsements (e.g. rent loss) and additional coverages deemed appropriate by Landlord; (ii) commercial general liability insurance having a combined single limit of not less than $5,000,000 per occurrence with such endorsements and additional coverages deemed appropriate by Landlord; and (iii) during the construction of the Building and related improvements to the Real Property, builder’s risk insurance. Each such insurance policy shall be issued by a reputable insurance company of recognized financial responsibility licensed to sell such insurance in the State of Ohio.
(b)Tenant Requirements. At all times during the Term and during the Early Access Period, Tenant shall obtain and maintain personal property insurance, business interruption insurance, workers compensation insurance as required by law, and commercial general liability insurance written on an occurrence basis (including bodily injury, broad form property damage and blanket contractual liability), insuring Tenant’s liability for loss of or damage to, property and injury to or death of third parties with a combined single limit of not less than $2,000,000 per occurrence. Such policy shall provide that it is the primary policy in the event of a loss. Further, at all times during the Term, when liquor, beer or wine are served or offered for sale within the Leased Premises, Tenant shall maintain liquor liability insurance against claims for bodily injury, death, or property damage resulting from or arising out of the sale or distribution of liquor, beer, or wine from the Leased Premises of not less than Two Million Dollars ($2,000,000) in respect of such personal injury, death, or property damage. Such policy shall provide that it is the primary policy in the event of a loss.
All such insurance required to be maintained by Tenant under this §7(b), must (i) be issued by reputable insurance companies of recognized financial responsibility licensed to sell such insurance in the State of Ohio; (ii) be in amounts not less than set forth above; (iii) provide that it may not be canceled except upon at least 30 days prior written notice to Landlord; and (iv) name Landlord (and, if requested by Landlord, any mortgagee of the Real Property, and/or the association under the Condominium Declaration [“Association”]) as an additional insured or loss payee, as appropriate. Evidence of such insurance must be delivered to Landlord before Tenant is permitted to enter the Leased Premises and must be provided not less frequently than annually thereafter.
If Tenant does or permits anything to be done in the Leased Premises, Building, or Real Property, or brings or keeps anything therein which may in any way increase the rate of fire or other insurance on the Building or on the Real Property kept therein (as evidenced by reasonable documentation), or conflict with any insurance policy upon the Building or any part thereof, or with any statutes, rules or regulations enacted or established by the appropriate governmental authorities, then Tenant shall pay to Landlord as Additional Rent all amounts necessary to reimburse Landlord for such increase or otherwise remedy such situation.
(c)Waiver of Subrogation. Notwithstanding anything in this lease to the contrary, but subject to the last sentence in this §7(c), Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other, its agents, officers, managers, directors, partners, members, shareholders or employees, or as to Tenant, the Association, for any loss or damage that may occur to the Leased Premises or any property therein, by reason of fire or any other cause which is covered under the types of property insurance policies required by this §7, regardless of cause or origin, including negligence, and each covenants that no insurer shall hold any right of subrogation against such other party. The foregoing waiver shall not be effective and shall have no force or effect as to any party who fails to maintain the insurance required to be maintained by it under this §7 or to the extent that any such right of recovery, claim, action or cause for action is not required to be insured by either party under this section.
In addition to the foregoing, all such waivers of any claim, action, or cause of action shall also be effective to any person claiming by, through, or under either Landlord or Tenant.

§8.QUIET ENJOYMENT
Provided that Tenant observes and performs the covenants and agreements imposed upon Tenant under this lease, Tenant shall, at all times during the Term, peacefully and quietly have and enjoy possession of the Leased Premises without encumbrance or hindrance from Landlord or those claiming through or under Landlord.
Notwithstanding the foregoing, Tenant acknowledges that the Building is located next to the Columbus Commons Park and concert pavilion and there is a resulting potential for noise therefrom. Further, Tenant hereby waives any right to object to, complain about or have any cause of action for noise from the Columbus Commons Park and concert pavilion between the hours of 8:00 a.m. and 11:00 p.m.
§9.USE OF LEASED PREMISES; COMPLIANCE WITH LAWS
Tenant shall use the Leased Premises for general office use only subject to the Prohibited Uses set forth on Exhibit E hereto (“Approved Use”), and shall not permit the Leased Premises to be used for any other purpose without the prior written consent of Landlord to that specific use. Tenant shall occupy and use the Leased Premises only in a careful, safe, and proper manner and shall not commit or permit any waste of or on the Leased Premises. Tenant shall comply with the Rules and Regulations attached hereto as Exhibit D and with all reasonable modifications adopted by Landlord from time to time.
Tenant shall promptly comply or cause compliance with all laws, regulations, orders, and requirements of all federal, state, and local governments, courts, or other lawful authorities, which now or at any time hereafter may apply to or affect the Leased Premises or any business conducted on the Leased Premises, whether present or future, foreseen or unforeseen, ordinary or extraordinary, and whether or not presently contemplated by Landlord or Tenant. Tenant shall obtain, maintain, and comply with all permits, licenses, and other authorizations required for any use then being made of the Leased Premises.
No abatement or interruption in Rent or other charges required to be paid by Tenant pursuant to this lease shall be claimed by or allowed to Tenant for any inconvenience or interruption or loss of business caused directly or indirectly by any present or future laws, ordinances, regulations, requirements, or orders of any lawful authority whatsoever, or any other cause or causes; and no diminution in the amount of space used by Tenant caused by legally required changes in the Leased Premises shall entitle Tenant to any abatement or reduction in Rent or any other charges required to be paid by Tenant under this lease. Notwithstanding the foregoing, in the event a utility or other service is interrupted due to Landlord’s negligence or intentional misconduct, thereby causing all or a material part of Leased Premises to be rendered untenantable (meaning that Tenant is unable to use such space in the normal course of its business) by Tenant for the Approved Use for more than three consecutive days, after notice from Tenant to Landlord that such utility or other service has been interrupted, Base Rent shall abate on a per diem basis pro rata to the area within the Leased Premises affected by such interruption for each day, after such three consecutive day period during which the Leased Premises remains untenantable and the abatement shall end when the utility or other service is restored. During any such interruption, Landlord shall use commercially reasonable efforts to restore the services and the use of the Leased Premises.
§10.CONSTRUCTION OF BUILDING AND TENANT IMPROVEMENTS; SURRENDER OF LEASED PREMISES
(a)Construction of the Building and the Tenant Improvements. If construction of the Building has yet to be completed, Landlord shall cause The Daimler Group, Inc. (an affiliate of Landlord and hereinafter referred to as “Daimler”) at Landlord’s cost and expense to (a) construct and improve the

Building shell and core in accordance with then applicable zoning and building laws and in substantial accordance with the plans and specifications referenced in Exhibit F, as the same may be updated from time to time (b) complete all corridors, common areas, restrooms, and other interior common areas in the Office Condominium available for the use of all tenants and their invitees in substantial accordance with the plans and specifications referenced in Exhibit F, as the same may be updated from time to time, and (c) complete all improvements to the Leased Premises (the “Tenant Improvements”) in accordance with the Final Plans (defined below). Unless otherwise specified in the Plans, the Tenant Improvements shall conform to Building-standard specifications with respect to, among other things, materials, colors and finishes, and Landlord and Tenant shall work together to cause the cost of the Tenant Improvements to be not more than $40.00 per leasable square foot in the Leased Premises.
Landlord shall cause its licensed architect and engineer to prepare detailed architectural, mechanical and engineering plans, including all dimensions and specifications for all work to be performed by Landlord in the Leased Premises (“Plans”). Landlord shall cause its architect to consult with Tenant and to send interim plans for Tenant’s review to expedite the final Plans. Tenant shall inform Landlord of any required changes as soon as possible, but in no event later than ten (10) business days following Tenant’s receipt of the Plans. If Tenant does not respond to the submission of the Plans within such ten (10) business day period, Tenant shall be deemed to have approved the Plans for the Tenant Improvements. If Tenant timely informs Landlord of any required changes, Landlord shall, within ten (10) business days after such notice, revise such Plans in accordance with Tenant’s objections and submit the revised Plans to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Plans within five (5) business days after its receipt thereof This process shall be repeated until the Plans have been finally approved by Landlord and Tenant. The term “Final Plans” shall mean the final approved Plans approved by Landlord and Tenant, as amended from time to time by any approved changes thereto. During the preparation of the Plans, Landlord and Tenant shall at all times work together in good faith to cause the Plans to be promptly prepared, reviewed and approved as each recognizes that approval of the Plans is of the essence as it relates to completion of construction of the Tenant Improvements in the Leased Premises. Promptly after the Final Plans have been established, Landlord shall file for all required building permits which are required for the construction of the Tenant Improvements in accordance with the Final Plans. Any material change or material modification of such Final Plans shall not be valid or binding unless consented to by Landlord and Tenant in writing.
(b)Change Orders. Tenant shall have the right to request in writing that Landlord make changes from time to time in the Final Plans (each, a “Change Order”, and collectively, “Change Orders”), and Landlord shall not unreasonably refuse to do so. Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth Landlord’s estimate of the impact on cost and the delay in the construction schedule resulting from said Change Order, including the reason for such delay, if any, (a “Change Order Cost and Schedule Estimate”) as soon as reasonably practicable after Tenant’s request, and Tenant may, by providing written notice, accept or reject the Change Order Cost and Schedule Estimate within five (5) business days after Tenant’s receipt of the Change Order Cost and Schedule Estimate. If Tenant rejects the Change Order Cost and Schedule Estimate or if Tenant does not accept the Change Order Cost and Schedule Estimate within such 5-business day period, the Change Order shall be deemed rescinded. Upon Tenant’s acceptance of a Change Order Cost and Schedule Estimate that results in an increase in the cost of the Tenant Improvements, such increase shall be payable by Tenant to Landlord as mutually agreed by the parties. Upon Tenant’s acceptance of a Change Order Cost and Schedule Estimate that results in an extension in the schedule of the Tenant Improvements, such increase in time shall automatically extend the Target Delivery Date by the same number of days accepted in the Change Order Cost and Schedule Estimate.

(c)Tenant Delay. A “Tenant Delay” shall mean any delay in the performance of the construction of the Tenant Improvements as a result of (i) Tenant’s failure to timely approve the Plans, (ii) any request by Tenant that Landlord perform any work in addition to the Tenant Improvements which might reasonably cause a delay in Landlord’s construction schedule, (iii) any Change Order that will impact Landlord’s construction schedule, (iv) the selection of any long lead items by Tenant which will cause a delay in completion of the Tenant Improvements, (v) the performance or failure of performance of any work by any person, firm or corporation employed or retained by Tenant, (vi) the failure of Tenant to perform any obligations required to be performed by Tenant to obtain a certificate of occupancy (e.g. the installation of Tenant’s furniture systems, wiring or cabling, etc.), or (vi) any other action by Tenant which materially impairs or delays performance of any work by Landlord. Tenant shall not cause or affect a Tenant Delay or do anything else, or fail to do anything else, that may cause a delay in the completion of the construction of the Tenant Improvements or that will increase the costs of such construction, except as allowed under §10(b) above. In the event Tenant fails to cooperate or comply with this section and such failure results in a delay of completion of the construction of the Tenant Improvements by Landlord (in Landlord’s reasonable judgment), Tenant shall be responsible to Landlord for all Rent that would have been due from Tenant under this lease but for such Tenant Delay. Landlord and Tenant acknowledge and agree that Landlord’s damages as a result of a Tenant Delay is difficult to ascertain, that such per diem amounts are a reasonable pre-estimate of Landlord’s probable loss as a result thereof and that such damages constitute reasonable liquidated damages for Landlord’s loss and not a penalty.
(d)Substantial Completion. The Tenant Improvements shall be deemed to be “Substantially Completed” on the date that (i) the Tenant Improvements are essentially and satisfactorily completed in accordance with the Final Plans to the extent that the Leased Premises may be occupied by Tenant for its Approved Use, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects (“punch list items”) which do not, in the aggregate, cause interference (other than minor inconvenience) with the use and occupancy of the Leased Premises for the Approved Use, and (ii) a certificate of occupancy, whether conditional or final, has been issued by the proper governmental authority. Landlord shall give Tenant at least 30 days prior notice (written or oral) of Landlord’s reasonable estimate of the date of Substantial Completion of the Tenant Improvements. Tenant shall schedule with Landlord a mutually acceptable date, which will not be later than 3 business days after the date of Substantial Completion (but in no event earlier than the Landlord’s estimated date of Substantial Completion), for a walk-through inspection of the Leased Premises. In such walk-through, Landlord and Tenant will mutually and reasonably agree upon a punch list, and subject to Tenant Delay, Landlord will use reasonable efforts to cause such punch list work to be completed within 30 days after such walk-through.
Landlord hereby warrants to Tenant, which warranty shall survive for one year following the date of Substantial Completion of the Tenant Improvements, that (a) the materials and equipment furnished by Landlord and Landlord’s contractors in the completion of the Tenant Improvements will be of good quality and new, and (b) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted hereunder. This warranty shall exclude damages or defects caused by Tenant, its agents, employees or contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage.
Landlord shall use diligent and good faith efforts to cause the Tenant Improvements for the Fifth Floor Premises to be Substantially Completed by November 1, 2018. Subject only to Force Majeure (as defined in §11 hereof) and Tenant Delay, and provided that Landlord, using good faith efforts, obtains all required construction permits for the Tenant Improvements (the “Construction Permits”) by not later than June 30, 2018, then in the event that Landlord fails to cause the Tenant Improvements for the Fifth Floor Premises to be Substantially Completed on or before December 1, 2018, (the “Fifth Floor Substantial Completion Date”), Tenant shall be entitled to a day-for-day credit of Base Rent due as of the Commencement Date, for each day after the Fifth Floor Substantial Completion Date that the Tenant Improvements for the Fifth Floor Premises are not Substantially Completed; provided, however, that, for every day of delay which results from a Tenant Delay or a Force Majeure, the Fifth Floor Substantial Completion Date shall be moved back on a day-for-day basis. Such day-for-day credit of Base Rent shall commence upon the Commencement Date and shall continue until applied in full; provided that at no time may Tenant offset more than 50% of the Base Rent amount due each month until such abatement has been completed.
Landlord shall use diligent and good faith efforts to cause the Tenant Improvements for the Fourth Floor Premises to be Substantially Completed by February 1, 2019. Subject only to Force Majeure (as defined in §11 hereof) and Tenant Delay, and provided that Landlord, using good faith efforts, obtains all required construction permits for the Tenant Improvements (the “Construction Permits”) by not later than June 30, 2018, then in the event that Landlord fails to cause the Tenant Improvements for the Fourth Floor Premises to be Substantially Completed on or before March 1, 2019, (the “Fourth Floor Substantial Completion Date”), Tenant shall be entitled to a day-for-day credit of Base Rent due as of the Commencement Date, for each day after the Fourth Floor Substantial Completion Date that the Tenant Improvements for the Fourth Floor Premises are not Substantially Completed; provided, however, that, for every day of delay which results from a Tenant Delay or a Force Majeure, the Fourth Floor Substantial Completion Date shall be moved back on a day-for-day basis. Such day-for-day credit of Base Rent shall commence upon the June 1, 2019, and shall continue until applied in full; provided that at no time may Tenant offset more than 50% of the Base Rent amount due each month until such abatement has been completed.
Subject only to Force Majeure and Tenant Delay, and provided that Landlord, using good faith efforts, obtains all required Construction Permits by not later than June 30, 2018, if the Tenant Improvements for the Leased Premises are not Substantially Completed on or before April 1, 2019 (“Outside Completion Date”), then Tenant shall have the one-time right by not later than 10 days after the Outside Completion Date to terminate this lease by delivering written notice to Landlord, which notice shall be hand delivered to 1533 Lake Shore Drive, Columbus, Ohio 43204, Attention: Robert C. White, Jr., and upon hand delivery of such termination notice to said address, this lease shall be deemed null and void and the parties shall have no further rights or obligations hereunder, except those that specifically survive the expiration or earlier termination of this lease.
Landlord and Tenant acknowledge and agree that Tenant’s damages as a result of Landlord’s failure to cause the Tenant Improvements for the Fifth Floor Premises to be Substantially Completed by not later than the Fifth Floor Substantial Completion Date or the Fourth Floor Premises to be Substantially Completed by not later than the Fourth Floor Substantial Completion Date are difficult to ascertain, that such amounts set forth above are a reasonable pre-estimate of Tenant’s probable loss as a result thereof and that such damages constitute reasonable liquidated damages for Tenant’s loss and not a penalty.
(e)Surrender. Tenant acknowledges and agrees that all of the Tenant Improvements are the property of Landlord. Accordingly, upon the expiration or earlier termination of this lease, Tenant shall, as its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises (i) all of Tenant’s personal property, and (ii) any Alterations required to be removed pursuant to §14, below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Substantial Completion of the Tenant Improvements, reasonable wear and tear and damage from casualty and condemnation excepted. All of Tenant’s personal property that is not removed within 10 days following Landlord’s written demand therefore shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This provision shall survive the expiration or any earlier termination of this lease.
§11.FORCE MAJEURE
Except as specifically set forth herein, and except for the payment of any money, in the event Landlord or Tenant shall be delayed or hindered or prevented in the performance of any obligations required under this lease by reason of strike, lockout, inability to procure labor or materials, failure of power, fire, or acts of God, terrorism, restrictive governmental laws or regulations, riots, insurrection, war or any other reason not within the reasonable control of such party and not due to such party’s acts, omissions or defaults under this lease (“Force Majeure”), the performance of such obligations shall be excused for a period of such delay and the period for the performance of any such act shall be extended for a period equivalent to the period of any such delay.
§12.PATRIOT ACT
Landlord and Tenant shall each take any actions that may be required of them in their capacity as a Landlord or a Tenant to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, or the effect of any of the foregoing laws, regulations, orders or programs, if applicable, on the lease. Landlord and Tenant each represents and warrants to the other that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury as last updated prior to the Effective Date.
§13.MAINTENANCE AND REPAIRS
Tenant shall maintain the interior of the Leased Premises and the Tenant Improvements and all fixtures, signs, equipment, and personal property therein in good order and condition of repair, safety, cleanliness, and appearance, ordinary wear and tear excepted, and shall promptly make all repairs and replacements necessary or appropriate to so maintain the Leased Premises and the Tenant Improvements and such fixtures, signs, equipment, and personal property including without limitation repairs or replacements of interior doors, interior plate glass, interior windows, fixtures, equipment, furniture, and appliances. At the expiration or other termination of this lease, Tenant shall surrender and deliver up the Leased Premises and the Tenant Improvements in the manner contemplated in §10, above.
Subject to Tenant’s obligation to pay Additional Rent to Landlord under §4, above, Landlord shall, subject to the terms and conditions of this lease, maintain and repair or cause to be maintained and repaired the Building (excluding the Leased Premises and all other spaces leased to other tenants), including all roofs (including all membranes, flashing, structures, gutters and downspouts), foundations, floor slabs, floor decks, exterior walls, exterior doors, exterior windows, all structural components, and all shell and core systems such as mechanical, electrical, heating, ventilation or air-conditioning systems, and plumbing up to the point of connection for any Building tenant, any corridors, reception areas for the Office Condominium, Office Condominium Common Area restrooms, and other Office Condominium Common Areas.

§14.ALTERATIONS
No alteration, addition, improvement, or other change in or to the Leased Premises (hereinafter an “Alteration”) shall be made by Tenant except under the following circumstances: (a) no Alteration shall be made without the prior written consent of Landlord to the specific Alteration, except usual nonstructural interior alterations that are wholly within the Leased Premises and that do not adversely affect any Building systems; (b) no Alteration shall be commenced until Tenant has first obtained and paid for all required permits and authorizations of all governmental authorities having jurisdiction; (c) any Alteration shall be made promptly and in a good and workmanlike manner and in compliance with all laws, ordinances, regulations, and requirements of all governmental authorities; (d) the cost of any such Alteration shall be paid in cash or its equivalent, so that the Leased Premises shall at all times be free of liens and claims for work, labor, or materials supplied or claimed to have been supplied to the Leased Premises and, if Landlord at any time so requests, no Alteration shall commence or proceed unless Tenant gives evidence reasonably satisfactory to Landlord that such Alteration will be fully paid for upon completion; and (e) any Alteration shall immediately become and remain the property of Landlord. Landlord shall have the right at its option to require Tenant to remove any Alteration and to restore the Leased Premises to the same condition as before the Alteration was made, so long as Landlord has expressly stated such removal requirement at the time of Landlord’s consent to the construction of such Alteration. Notwithstanding the foregoing, Landlord hereby states that all Tenant Improvements are permitted to remain in the Leased Premises, without any removal obligation of Tenant, upon termination of this lease.
§15.DAMAGE OR DESTRUCTION TO LEASED PREMISES
If at any time during the Term, the Leased Premises are damaged or destroyed by fire or other casualty (“Casualty”), Landlord shall have the option to either repair or restore the Leased Premises (subject to the following paragraph) to substantially the same condition that existed immediately prior to such Casualty or, terminate this lease as of the date of such Casualty. In the event Landlord chooses to terminate this lease, the Rent payable by Tenant shall be apportioned as of the date of such Casualty. Landlord shall give written notice to Tenant of its election either to repair or restore the Leased Premises or to terminate this lease within 90 days after the date such Casualty occurs. Notwithstanding the foregoing, if, in Landlord’s reasonable estimate, the Leased Premises can be repaired or restored, including full services as outlined in §17 below, within 180 days from the date of the Casualty and (a) Landlord’s mortgagee or any other third party entitled to the insurance proceeds makes available sufficient proceeds for the restoration of the Leased Premises and/or the Building, and (b) the issuer of any Landlord’s “all-risk” or hazard insurance makes said insurance available to Landlord sufficient proceeds for the restoration of the Leased Premises and/or the Building, then Landlord must repair and restore the Leased Premises and/or Building as detailed herein and return possession to Tenant. For purposes of the immediately preceding sentence, “sufficient proceeds” shall mean proceeds which, together with any deductible amount, would cover at least 100% of the cost of the applicable restoration of the Leased Premises and/or Building to substantially similar condition as the same existed the day before the Casualty, with such changes or alterations as Landlord may elect to make thereto which do not material affect Tenant’s use or enjoyment of the Leased Premises.
In the event that Landlord does not so terminate this lease as permitted above, the Rent payable by Tenant shall be abated commencing as of the date of such damage or destruction and continuing during the period of any restoration or repair of the Leased Premises and/or Building in such proportion that the floor area of the Leased Premises of which Tenant is deprived as a result of such damage or destruction or the repair or restoration necessitated thereby bears to the total floor area of the Leased Premises.

Notwithstanding anything in this §15 to the contrary, in the event the Leased Premises are damaged to an immaterial or insubstantial degree and the balance of the Building has not been materially damaged, Landlord shall cause the Leased Premises to be repaired and restored as soon as reasonably possible after the date of such damage.
Unless this lease is terminated by Landlord or Tenant as provided in this §15, this lease shall remain in full force and effect and Landlord shall proceed with diligence to restore, repair, and replace the Leased Premises and/or Building to substantially the same condition as it was prior to such damage or destruction. Landlord shall be under no duty to restore any Alterations, improvements or additions made by Tenant or by Landlord at Tenant’s request after the Commencement Date, unless covered by proceeds of insurance available to Landlord. In all cases, allowances for the completion of the repairs shall be given to Landlord for any reasonable delays caused by adjustment of insurance loss, strikes, labor difficulties, inability to obtain supplies or materials or any cause beyond Landlord’s control.
If the Leased Premises shall be partially damaged or destroyed by Casualty so as to render at least 50% of the Leased Premises untenantable and if Landlord reasonably estimates that the Leased Premises cannot be repaired or restored, including full services as outlined in §17, below, within 210 days from the date of the Casualty, which determination Landlord shall make within 90 days after the date such damage or destruction occurs, then Tenant shall have the right to terminate this lease without penalty by written notice to Landlord within 10 business days of Landlord’s written notice to Tenant of such determination. In addition, Tenant shall have the option of terminating the lease if the Leased Premises are damaged in the last two years of the Term.
§16.CONDEMNATION
If all or a material part of the Leased Premises is taken by any condemning authority under the power of eminent domain or by any purchase or other acquisition in lieu thereof, so that Tenant’s business operations are materially affected, this lease shall terminate as of the date possession is required by the condemning authority. In addition, if any portion of the Building (other than the Leased Premises) is so taken, Landlord shall have the right at its option to terminate this lease at any time prior to or within 30 days after the date possession is required by the condemning authority. In the event of any such termination, the Rent payable by Tenant shall be apportioned as of the termination date. In any event, Landlord shall be entitled to receive the entire appropriation award or consideration paid by the condemning authority, other than any part of such award or consideration which relates to Tenant’s occupancy of the Leased Premises, including damages for interruption of or damage to Tenant’s business or for Tenant’s moving expenses; provided said award does not in any way diminish Landlord’s award.
For purposes of this section, any negotiated sale to a public or quasi-public authority under the threat of condemnation shall be deemed to constitute a taking by such public or quasi-public authority under the power of eminent domain.
§17.SERVICES
During the Term, Landlord shall maintain the Building and the Real Property in good order and condition except for damage occasioned by the actions or inactions of Tenant, its employees, agents or invitees, and Landlord shall also provide the following services (all of which shall be included as Operating Costs):
(a)air conditioning and heat for comfortable occupancy Monday through Friday from 7:00 A.M. to 6:00 P.M. and Saturday from 7:00 A.M. to 1:00 P.M., holidays consisting of

New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving and Christmas excepted.
(b)electric power for lighting and office equipment for occupancy and normal use of the Leased Premises as a general office. Electric power furnished by Landlord is intended to be that consumed in a general office for lighting and office equipment, and Landlord reserves the right, if consumption of electricity exceeds that required for normal office use, to include an additional charge for such electricity as an item to be included in Additional Rent with such charge to be based upon the determination of an independent engineer selected by Landlord but paid for by Tenant.
(c)water for drinking, lavatory, and restroom purposes.
(d)lighting, public restroom supplies, window washing (with reasonable frequency), janitorial services to the Building (including the Leased Premises), and trash removal.
(e)lawn and landscaping, snow removal, maintenance of the structure, roof, mechanical and electrical equipment and architectural finish of the Building.
(f)Elevator service.
Tenant shall not use any of the above-described services in, upon or about the Leased Premises in a manner that would substantially increase the amount of such services furnished and supplied to all of the tenants in the Building, and Tenant shall not connect any apparatus or device with the conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services, without the prior written consent of Landlord; provided that should Tenant use such services under this provision to excess, Landlord reserves the right to charge Tenant directly for such excessive use. Such a charge shall be payable as Additional Rent.
Notwithstanding the foregoing, Landlord shall not be required to provide or maintain for the benefit of the Leased Premises or Tenant any specialized utility services. Tenant shall be solely responsible for obtaining any such specialized utility services but may do so only with the prior written consent of Landlord, and Tenant shall be responsible for all damages resulting from any interruption of normal utility services caused by Tenant’s specialized services.
Landlord reserves the right to close the Building at 6:00 p.m. Monday through Friday, 1:00 p.m. on Saturday, and all day on Sunday and holidays, as Landlord deems necessary. Notwithstanding the foregoing, and subject to reasonable restrictions that may be imposed by Landlord to Tenant from time to time, Tenant shall have access to the Leased Premises seven days a week, 24 hours a day.
§18.SUBORDINATION OF LEASE
Subject to and conditioned upon Tenant obtaining the SNDA (as defined below), this lease and Tenant’s rights under this lease are and shall at all times be subject and subordinate to the lien of all mortgages now encumbering or that may hereafter encumber the Building and/or the Real Property and to all advances made or to be made thereon and all renewals, modifications, consolidations, replacements or extensions thereof to the full extent of all sums secured thereby.
Within 30 days after the date of this lease, for the benefit of Tenant, Landlord shall deliver a fully executed Subordination, Non-Disturbance and Attornment Agreement (a “SNDA”), between Landlord,

Tenant and Landlord’s current mortgagee in a form mutually agreed upon by the parties. The provisions of this §18 are expressly conditioned on, and shall not be effective unless the Landlord’s mortgagee and Landlord delivers to Tenant the SNDA. Landlord shall be responsible for any charges, fees or costs assessed by any Landlord’s mortgagee in providing the SNDA. Landlord also agrees to request and use commercially reasonable efforts to obtain a SNDA from each future mortgagee. Tenant covenants and agrees to execute and deliver to Landlord or to the lender a SNDA within 20 days after a written request therefor.
§19.ESTOPPEL CERTIFICATES
Landlord and Tenant shall from time to time during the Term within 20 days following the request of the other, execute and deliver to the other a statement certifying that this lease is in full force and effect, the date through which Base Rent, Additional Rent, and other charges under this lease have been paid, and any other factual matter reasonably requested by the other.
§20.INDEMNIFICATION
Subject to §7(c), Tenant shall indemnify and hold harmless Landlord from and against any and all claims, liabilities, losses, damages, injuries, costs, and expenses that hereafter may occur or arise from or out of: (a) any failure by Tenant to fully perform or observe any non-monetary obligation or condition to be performed or observed by Tenant hereunder, (b) any cause whatsoever relating to (i) the gross negligence or intentional misconduct of Tenant or its employees or contractors; and/or (ii) use of the Leased Premises during the Term, including without limitation any use, misuse, possession, occupancy, or unoccupancy of the Leased Premises during the Term; and (c) any costs or expenses incurred or paid by Landlord in connection with the foregoing, including reasonable attorneys’ fees and other costs and expenses in prosecuting or defending any of the foregoing whether litigated or unlitigated.
Subject to §7(c), Landlord shall indemnify and hold harmless Tenant from and against any and all claims, liabilities, losses, damages, injuries, costs and expenses (including attorneys’ fees and costs of suit) to the extent arising directly from: (a) any failure by Landlord to fully perform or observe any non-monetary obligation or condition to be performed or observed by Landlord hereunder; (b) any cause whatsoever caused by the gross negligence or intentional misconduct of Landlord or its employees or contractors; and (c) any costs or expenses incurred or paid by Tenant in connection with the foregoing, including reasonable attorneys’ fees and other costs or expenses in prosecuting or defending any of the foregoing whether litigated or unlitigated. Notwithstanding the foregoing, except to the extent caused by the gross negligence or intentional misconduct attributable to Landlord or Landlord’s breach or default under this lease, Landlord shall not be liable to Tenant for any losses, damages, injuries, costs, or expenses whatsoever relating to Tenant’s personal property, furniture, or trade fixtures, including without limitation any interruption or cessation of the business of Tenant or any subtenant or loss incurred as a consequence of damage to or destruction to such personal property.
§21.LIMITATION OF LIABILITY
Notwithstanding any provision in this lease to the contrary or any general rule of law, in no event whatsoever shall any member, partner, director, officer, employee, agent, or other principal have any personal liability whatsoever with respect to this lease. Any liability of Landlord under this lease shall be enforced solely against Landlord’s equity interest in the Real Property (or from the rents or proceeds from the sale, transfer or conveyance thereof (excluding, specifically a transfer to an unrelated third party holder of any first mortgage lien encumbering the Real Property), but only to the extent Tenant has a claim against Landlord pending in a court of competent jurisdiction or Tenant has provided Landlord with written notice of Tenant’s intent to file a claim against Landlord in a court of competent jurisdiction prior to the date of said sale, transfer or conveyance) and no other assets of Landlord shall be subject to this lease.
§22.PERSONAL PROPERTY
All personal property of Tenant used or located within the Leased Premises or in the Building shall be at the sole risk of Tenant. Landlord shall not be liable for any accident or damages to property of Tenant resulting from the use or operation of elevators or from the heating, cooling, electrical, mechanical, hydraulic, plumbing or other Building systems or components. Landlord shall not be liable for damages to property resulting from water, steam, or other causes.
Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon its occupancy of the Leased Premises or upon the fixtures, furnishings, equipment and other personal property of Tenant used or located within the Leased Premises.
§23.LIABILITY RELATING TO TENANT’S OPERATIONS
Landlord assumes no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted in the Leased Premises. Landlord shall not be liable for any accident or injury to any person(s) or property in or about the Leased Premises which are caused by the conduct and operation of that business or by virtue of equipment or property of Tenant in the Leased Premises.
§24.EVENTS OF DEFAULT/REMEDIES UPON DEFAULT
Each of the following shall be deemed an event of default under this lease:
(a)failure by Tenant to make any payment of Rent to Landlord on or before the date it is due as described in §3, above and such default shall not be cured within 5 days after written notice from Landlord that such payment is overdue;
(b)Tenant’s failure to pay Rent in full on the date such payment is due, at any time during any 12 consecutive month period in which Tenant has already received two notices of its failure to pay Rent in full under paragraph (a) above;
(c)failure by Tenant to make any other payment or perform or observe any other obligation or condition to be performed or observed by Tenant under this lease and failure by Tenant to correct such default within 30 days after Landlord gives Tenant written notice to do so or, if because of the nature of such default it cannot be corrected within such 30-day period, failure by Tenant to commence correction within such 30-day period and thereafter to expeditiously and continuously prosecute the correction to completion;
(d)failure of Tenant to maintain, at all times during the initial Term of the lease, cash and Cash Equivalents (defined below), measured on a consolidated basis, of at least $5,000,000 (as modified from time to time, the “Liquidity Obligation”). “Cash Equivalents” are defined as highly liquid investments having a maturity of three months or less, including, but not limited to, certificates of deposit, commercial paper, money market funds, US government securities, that include US treasury notes, US treasury bonds and other US government issued investment instruments.

Notwithstanding the foregoing, provided that as of each anniversary of the Commencement Date, no Tenant event of default exists under the lease, and no event exists, which, with notice, the passage of time or both, would constitute an event of default under the lease, the Liquidity Obligation will decrease by an amount equal to $500,000, until such time as the maximum Liquidity Obligation shall be reduced to $0.00. Any reduction in the Liquidity Obligation shall remain in force and effect until the Liquidity Obligation is adjusted, if at all, on the immediately subsequent anniversary of the Commencement Date. Tenant’s inability to receive a reduction in the Liquidity Obligation on any Commencement Date anniversary shall not prohibit Tenant from receiving subsequent reductions in the Liquidity Obligation, provided that Tenant for the twelve months immediately preceding any Commencement Date anniversary has not defaulted as described above.
For Landlord to verify compliance with the Liquidity Obligation, Tenant will provide Landlord (i) a consolidated quarterly balance sheet with a supplement (including cash and cash equivalents and amount of Qualified Investments at each quarter end) on level of liquidity maintained at the end of each of the first three quarters in each calendar year (March, June, September), and (ii) an audited year-end financial statement. Quarterly consolidated balance sheet will be provided within 45 days of each quarter end, March, June and September and the audited year-end financial statement will be provided within 90 days after end of each fiscal year end (December 31);
(e)assignment or sublease of any interest or rights of Tenant under this lease, except as permitted under §29; or
(f)the filing or execution or occurrence of any one or more of the following:
(i)petition in bankruptcy by or against (which is not dismissed within 60 days after its filing) Tenant;
(ii)petition or answer (which is not dismissed within 60 days after its filing) against Tenant seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or relief relating thereto, under any provision of the Bankruptcy Act or any statute of like tenor or effect;
(iii)adjudication of Tenant as a bankrupt or insolvent;
(iv)assignment for benefit of creditors of Tenant, whether by trust, mortgage, or otherwise, or the execution of a composition agreement with Tenant’s creditors;
(v)petition or other proceeding by or against (which is not dismissed within 60 days after its filing) Tenant for the appointment of a trustee, receiver, guardian, conservator, or liquidator of Tenant, with respect to all or substantially all of Tenant’s property;
(vi)petition or other proceeding by or against (which is not dismissed within 60 days after its filing) Tenant resulting in the dissolution or termination of existence of Tenant; or

(vii)except to the extent reasonably approved by Landlord, or dismissed or consented to by Landlord within sixty (60) days after Tenant’s receipt of written notice from Landlord, the creation of a lien upon Tenant’s leasehold interest under this lease, or any part thereof or any property of Tenant used in connection with Tenant’s business located within the Leased Premises.
Immediately upon the occurrence of any event of default or at any time thereafter, unless that event of default has been cured with the written consent of Landlord or expressly waived by Landlord in writing, Landlord may at its option elect either to: (a) continue this lease in full force and effect notwithstanding the occurrence of such event of default; (b) terminate this lease; or (c) continue this lease and immediately re-enter and repossess (with a court order) the Leased Premises, and in any of the foregoing circumstances, recover from Tenant an amount equal to: (i) all unpaid Rent accruing hereunder prior to Landlord’s actual recovery of possession of the Leased Premises, (ii) all other unpaid amounts which were to have been paid by Tenant to anyone hereunder prior to Landlord’s actual recovery of possession of the Leased Premises, (iii) Landlord’s costs of completing any improvements to the Leased Premises which were uncompleted at the time of Tenant’s default, (iv) Landlord’s damages for Tenant’s breach of this lease (including without limitation, damages to Landlord resulting from lost rent during the remainder of what would otherwise have been the Term (i.e. acceleration of all Rents to be paid thereafter under this lease discounted to present value at a rate equal the Prime Rate of Interest published in The Wall Street Journal as of the date the default by Tenant first occurred), clean-up expenses, leasing commissions to real estate brokers, legal expenses in connection with re-leasing the Leased Premises, advertising and costs and expenses of any repair, redecoration, or other improvements that may be reasonably necessary (in Landlord’s opinion) in connection with re-leasing the Leased Premises), (v) late charges, if any, due and unpaid under the following paragraph, and (vi) interest on the foregoing amounts from the date of Landlord’s election to terminate this lease until the date of payment at a rate equal to four percent over the Prime Rate of Interest published in The Wall Street Journal (the “Default Rate”) from the date such payment was due. In connection with (iv), above, Landlord shall use reasonable efforts to mitigate its damages relating to lost rent during the remainder of what would otherwise have been the Term of this lease. Until such time as Landlord expressly elects to terminate this lease as permitted under this section, this lease shall continue in full force and effect notwithstanding the occurrence of such event of default. In the event Landlord elects to so terminate this lease, Tenant thereupon shall be deemed to have assigned and transferred to Landlord all unexpired insurance premiums, all deposits made with public utilities, and all rights of Tenant under all insurance policies.
If Tenant fails to pay any Rent on or before the fifth day after any such payment becomes due and payable, Tenant shall pay to Landlord a late charge of five percent of the amount of such overdue payment. In addition, any Rent not paid when due shall bear interest at the lesser of the Default Rate, or the maximum rate allowed by law until paid. Acceptance of the foregoing sums shall not constitute a waiver of any event of default. Upon Landlord’s receipt of any check from Tenant which is dishonored for payment, Landlord shall have the right to require Tenant to make all future payments due to Landlord hereunder by cash, certified or cashier’s check.
The provisions of this section shall be cumulative in nature and nothing contained in this section shall in any manner impair or otherwise adversely affect any right, recourse, or remedy which otherwise would be available to Landlord at law or in equity.

§25.RIGHT TO CURE DEFAULTS
If Tenant fails to perform and observe all obligations and conditions to be performed and observed by it under this lease, then Landlord may, but shall not be obligated to, cause the performance and observance of such obligations or conditions, and all costs and expenses incurred by Landlord in connection therewith, including without limitation reasonable attorneys’ fees, shall thereupon be due and payable immediately from Tenant to Landlord, with interest thereon from the time such costs and expenses were paid by Landlord until Landlord is reimbursed in full by Tenant at a rate equal to the Default Rate, which shall be deemed Additional Rent to be paid by Tenant to Landlord.
§26.CUMULATIVE RIGHTS AND REMEDIES
Each right or remedy of Landlord under this lease or now or hereafter available to Landlord by statute, at law, in equity, or otherwise shall be cumulative and concurrent and shall be in addition to every other such right or remedy, and neither the existence, availability, nor exercise of any one or more of such rights or remedies shall preclude or otherwise affect the simultaneous or later exercise by Landlord of any or all such other rights or remedies.
§27.HOLDING OVER
If Tenant retains possession of the Leased Premises or any part thereof after the expiration of the term of this lease, Tenant shall pay to Landlord Base Rent in an amount equal to (i) 125% of the monthly rate in effect immediately prior to the termination of the Term for the time Tenant remains in possession for the first 30 days following the expiration of the Term, and (ii) 150% of the monthly rate in effect immediately prior to the termination of the Term for the time Tenant remains in possession after the first 30 days following the expiration of the Term. Tenant shall also pay all Additional Rent as required under §4, above. The provisions of this section do not exclude Landlord’s rights of re-entry or any other right provided under this lease or available at law or in equity. No such holding over shall be deemed to constitute a renewal or extension of the term hereof; however, all other provisions of this lease, including the payment of Additional Rent, shall remain in full force and effect.
§28.ASSIGNMENT AND SUBLETTING
Except as otherwise expressly provided below, Tenant shall not sublet the Leased Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or entity or transfer or assign all or any part of this lease, nor shall any assignment or subletting hereof be affected by operation of law or otherwise without Landlord’s prior consent, which consent shall not be unreasonably withheld. If Tenant desires to sublet the Leased Premises or if Tenant desires to transfer or assign any of its rights under this lease, Tenant shall give to the Landlord 30 days written notice of Tenant’s intention to do so.
Any provision of this lease to the contrary notwithstanding, Tenant shall have the right, at any time and from time to time upon 15 days prior written notice to Landlord but without Landlord’s consent to sublet all or a part of the Leased Premises or assign Tenant’s interest in this lease to any subsidiary, parent entity, or affiliate or entity under common control with Tenant or in connection with any merger, consolidation or sale of all or substantially all of the stock or assets of Tenant; provided, that (i) Tenant shall remain primarily liable under this lease, (ii) any proposed assignee or sublessee shall assume, in a written instrument reasonably acceptable to Landlord, all of the obligations and undertakings of Tenant under this lease, (iii) no use shall be employed in connection with the Leased Premises other than the Approved Use; and (iv) Tenant shall not then be in default under this lease, beyond any applicable notice and cure period.

If this lease is assigned or if the Leased Premises or any part thereof are sublet or occupied by anybody other than Tenant as permitted above, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount so collected to the Rent due from Tenant under this lease, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant’s covenants contained in this lease or the acceptance of such assignee, subtenant or occupant as Tenant, or a release of Tenant from further performance by Tenant of its covenants under this lease. Notwithstanding anything to the contrary in this lease, any approved assignment of this lease shall also fully release Tenant from any and all liability under this lease from and after the date of such assignment. Further any such assignee, subtenant, or occupant shall unconditionally pay to Landlord all such rent in the event Landlord delivers notice to such assignee, subtenant, or occupant demanding the payment of rent to be made to Landlord. Such assignee, subtenant, or occupant may unconditionally rely upon any such notice it receives from Landlord and need not inquire or obtain Tenant’s consent thereto.
Tenant shall pay or reimburse Landlord for all reasonable costs and expenses (including attorney’s fees and costs) incurred by Landlord in order to complete any such assignment or subletting as permitted under this section. Those costs and expenses shall be deemed to be Additional Rent under this lease.
If the Leased Premises are sublet or assigned at a rental rate higher than the Rent required to be paid by Tenant, 50% of the difference between the rental rate due from such subtenant or assignee and the Rent due under this lease shall be paid by Tenant to Landlord after deduction therefrom of any leasing commissions and any alteration expenses actually incurred and paid for by Tenant in connection with such subletting or assignment. In addition to the foregoing, in no event may Tenant sublet all or any portion of the Leased Premises at a rental rate for Base Rent less than the Landlord’s asking rental rate for comparable space in the Building as determined by Landlord in Landlord’s reasonable discretion.
Landlord shall have the right to assign or otherwise transfer any or all of its rights under this lease without Tenant’s approval; provided that such assignee or transferee assumes all of the Landlord’s obligations under this lease whether accruing before or after any such assignment or transfer.
§29.ACCESS AND OTHER RIGHTS OF LANDLORD
Tenant shall permit Landlord, its agents or employees, or any mortgagee of Landlord, to enter the Leased Premises at all reasonable times and upon at least 24 hours prior notice (except in cases of emergency) to examine, inspect or protect the Leased Premises; to make such alterations and repairs to the Leased Premises as Landlord deems necessary; to exhibit the Leased Premises to prospective tenants during the last six months of the Term or following the commencement of any action to evict Tenant; and to exhibit the Leased Premises to prospective mortgagees, purchasers, brokers, and any other interested parties at any time during the Term; provided, however, that Tenant shall have the option to cause an authorized representative of Tenant to accompany Landlord, its agents or employees, or any mortgagee of Landlord during access to the Leased Premises. Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s operations at the Leased Premises during such times that Landlord shall enter the Leased Premises. Notwithstanding anything in this lease to the contrary, Landlord shall not have access to any area in the Leased Premises that Tenant is required by law to restrict because such area (the “Secured Area”) contains health information and records (“PHI”) protected by the Health Insurance Portability and Accountability Act (“HIPAA”), Rule, 45 CFR Part 160 and Subparts A and E of Part 164, as amended from time to time, or any other laws enacted to protect individuals’ medical records and other personal health information, or personally identified information and records (“PII”) protected by the Graham Leach Bliley Act of 1999, 15 U.S.C. § 6801 et seq., 16 CFR § 313.1 et seq. 16 CFR §314.1 et seq.as amended from time to time (collectively, “Privacy Laws”), except in the presence of an authorized representative of Tenant. Landlord agrees that Tenant may designate certain portions of the Leased Premises as a Secured Area by the delivery of written notice to Landlord depicting the exact location of such areas. Notwithstanding the foregoing, Tenant may not designate areas as a “Secured Area” if such designation is in violation of applicable laws, regulations, or codes or would prohibit Landlord free access to any fan room, mechanical room, or other portion of the Leased Premises which Landlord deems necessary or desirable to enter in connection with the repair, maintenance, operation, or upgrading of Building systems and/or equipment or serving or providing services to other tenants in the Building, such as through riser closets, electrical rooms, and other portions of the Leased Premises. Tenant acknowledges that to the extent Tenant prevents or limits access by Landlord to any Secured Area (excluding Tenant’s vaults and safes, if any), Landlord shall not be liable for any damage resulting from any necessary forcible entry into or within the Leased Premises in any situation which Landlord reasonably believes to constitute an emergency situation.
In addition to the foregoing, Tenant acknowledges that Landlord shall have the right at any time in the event of an emergency to make all inspections, repairs, alterations, additions, and improvements to the Building, including without limitation the Leased Premises, as may be necessary or desirable for the safety, protection, or preservation of the Leased Premises or the Building or Landlord’s interest therein or as may be necessary or desirable for the operation or improvement of the Building.
In connection with this section, Tenant acknowledges that Landlord shall have the right to maintain a key (along with any key card or access codes) necessary to access the Leased Premises and that Tenant shall not change the locks or other security access cards or codes to the Leased Premises without providing Landlord with new keys and/or other access cards or codes necessary to enable Landlord such access.
§30.FINANCIAL STATEMENTS; REPORTING REQUIREMENTS
Prior to the execution of this lease and not later than 10 days after written request from Landlord, but not more than once in a 12 month period, Tenant shall deliver to Landlord, or any prospective mortgagee or purchaser of the Real Property, financial statements of Tenant certified by Tenant’s accountant or financial officer for Tenant for the most recently completed fiscal/calendar year and fiscal/ calendar quarter. In the event Tenant requests certain confidential arrangements relating to the delivery of such statements to certain persons, Landlord shall use its best efforts to accommodate Tenant with such request by Tenant, except that Landlord shall be permitted to provide such financial statements to any mortgagee or prospective purchaser of the Real Property so long as any such mortgagee or prospective purchaser complies with such reasonable confidential arrangements requested by Tenant, including the execution of a reasonable confidentiality agreement if requested by Tenant.
As a result of the fact that the Real Property is located in a community reinvestment area, enterprise zone, or another designation of a certain property area which is eligible for reduced or abated real estate taxes (as applicable, a “Benefited Area”), Tenant acknowledges that Tenant will need to provide certain confidential information about Tenant and its business operations and employees (e.g. number of employees, payroll figures, etc.) during the Term. Accordingly, upon the request of Landlord or the municipality or governmental entity requesting such information (each, a “Requesting Party”), Tenant shall promptly provide all information so requested by a Requesting Party from time to time during the Term. Tenant acknowledges that the fact that the Real Property is located in a Benefited Area is a direct benefit to Tenant and for all of the other tenants in the Building and Tenant’s failure to promptly provide such information to a Requesting Party may jeopardize the benefits conferred upon the Real Property by being located in a Benefited Area and Tenant may be responsible to Landlord for any damages incurred by Landlord as a result of Tenant’s failure to comply with the foregoing. Landlord will timely make all required applications and take all actions and deliver such information required by applicable governmental authorities, including as required under City of Columbus Ordinance No. 2649-2013 (the “Ordinance”), to exempt from taxation the increase in the assessed valuation resulting from improvements constructed on the Real Property, as described in Ohio Revised Code Section 3735.67, through the term authorized by the Ordinance (the “CRA Exemption”). Landlord acknowledges that the CRA Exemption is a material inducement to Tenant entering into this lease and Landlord’s failure to timely take such required actions may jeopardize the benefits conferred upon the Real Property by the CRA Exemption and Landlord may be responsible to Tenant for any damages incurred by Tenant as a result of Landlord’s failure to comply with the foregoing.
§31.HAZARDOUS MATERIALS
(a)For purposes of this lease: (i) “CERCLA” means The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) “Hazardous Material” or “Hazardous Materials” means and includes petroleum (including, without limitation, gasoline, crude oil, fuel oil, diesel oil, lubricating oil, sludge, oil refuse, oil mixed with wastes and any other petroleum related product), flammable explosives, radioactive materials, any substance defined or designated as a “hazardous substance,” under Sections 101(14) and 102 of CERCLA or any other materials defined or designated as hazardous under any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree; (iii) “Release” shall have the meaning given such term, or any similar term, in Section 101(22) of CERCLA; and (iv) “Environmental Law” or “Environmental Laws” shall mean any “Superfund” or “Super Lien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials as may now or at any time hereafter be in effect and as amended from time to time, including without limitation, the following (amended or replaced from time to time) and all regulations promulgated thereunder or in connection therewith; CERCLA; the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); The Clean Air Act (“CAA”); The Clean Water Act (“CWA”); The Toxic Substances Control Act (“TSCA”); The Solid Waste Disposal Act (“SWDA”), as amended by the Resource Conservation and Recovery Act (“RCRA”); and the Occupational Safety and Health Act of 1970 (“OSHA”).
(b)Tenant hereby covenants and agrees that (i) no activity shall be undertaken on the Leased Premises, nor shall any activity be undertaken within the Building or on the Real Property by Tenant or its agents, employees, contractors, or invitees, which would in any event cause (A) the Leased Premises or the Building to become a hazardous waste treatment, storage or disposal facility regulated or subject to regulation under any Environmental Law, (B) a Release of any Hazardous Material into the environment at, on, in, under, above, through, or surrounding the Leased Premises or the Building, or (C) the discharge of pollutants or effluents into any water source or system, which would require a permit under any federal law, state law, local ordinance or any other Environmental Law pertaining to such matters; (ii) Tenant shall at its sole cost and expense comply with, and ensure compliance by its agents, employees, contractors, or invitees with, all applicable Environmental Laws relating to or affecting the Leased Premises, and Tenant shall keep the Leased Premises free and clear of any liens imposed pursuant to any applicable Environmental Laws arising out of Tenant’s use of the Leased Premises, all at Tenant’s sole cost and expense; (iii) Tenant will, at Tenant’s sole cost and expense, obtain and/or maintain all licenses, permits and/or other governmental or regulatory actions necessary to comply with all applicable Environmental Laws (the “Permits”) and Tenant at all times shall remain in full compliance with the terms and provisions of the Permits; (iv) Tenant shall immediately give Landlord oral and written notice in the event that Tenant receives any communication from any governmental agency, entity, or any other party with regard to Hazardous Materials on, from or affecting the Leased Premises or the Building or on the Real Property or otherwise with respect to Tenant’s use and occupancy of the Leased Premises or the operation of Tenant’s business therein; and (v) Tenant shall, at Tenant’s sole cost and expense, conduct and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting the Leased Premises or on the Real Property, or, where resulting from acts or omissions of Tenant or its agents, employees, contractors and invitees in accordance with all applicable Environmental Laws.
(c)Tenant hereby indemnifies Landlord and agrees to hold Landlord harmless from and against any and all liens, demands, suits, actions, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including, without limitation, attorneys’ and experts’ fees) and claims of any and every kind whatsoever paid, incurred, suffered by, or asserted against Landlord and/or the Leased Premises, the Building for, with respect to, or as a direct or indirect result of: (i) the Release or presence from, in, on, over or under the Leased Premises of any Hazardous Materials regardless of quantity where caused by Tenant or its agents, employees or contractors; (ii) the Release or presence from, in, on, over or under the Building or on the Real Property of any Hazardous Materials regardless of quantity where caused by Tenant or its agents, employees or contractors; (iii) the violation of any Environmental Laws relating to or affecting the Leased Premises or Tenant, where caused by or within the control of Tenant or its agents, employees or contractors; and (iv) the failure by Tenant to comply fully with the terms and provisions of this section, provided that nothing contained in this section shall make Tenant liable or responsible for conditions existing prior to the commencement of the Term of this lease or first occurring after the expiration of the Term of this lease except where caused by Tenant or its agents, employees or contractors.
(d)Landlord hereby indemnifies Tenant and agrees to hold Tenant harmless from and against any and all liens, demands, suits, actions, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including, without limitation, actual and reasonable attorneys’ and experts’ fees) and claims of any and every kind whatsoever paid, incurred, suffered by, or asserted against Tenant and/or the Leased Premises, with respect to, or as a direct or indirect result of: (i) the Release or presence from, in, on, over or under the Leased Premises, the Building or Real Property of any Hazardous Materials in violation of applicable Environmental Law, to the extent directly and solely caused by Landlord or its agents, employees, or contractors; and (ii) the violation of any Environmental Laws relating to or affecting the Leased Premises, to the extent directly and solely caused by Landlord or its agents, employees, or contractors.
(e)The obligations and liabilities of Landlord and Tenant under this section shall survive the expiration of the Term or earlier termination of this lease.
§32.SIGNAGE
Landlord shall have the right to install and maintain a sign (or signs) on the Real Property identifying the Building. Subject to the reasonable review and approval of Landlord, Tenant shall have the right to maintain (i) a listing on the directory of the Building, (ii) a sign on or beside the door adjacent to the entry to the Leased Premises; provided, however, that if Tenant desires to customize its suite entry sign beyond that of a Building-standard suite entry sign, such additional costs shall be considering a “branding” expense and shall be the sole expense of Tenant, and (iii) a sign on the western elevation of the Building in a location mutually agreed to by Landlord and Tenant the cost of which shall be the sole expense of Tenant; provided that all such signage is in compliance with standard signage criteria for the Building and is in compliance with all applicable laws and ordinances. Drawings submitted by Tenant to Landlord for approval shall clearly show graphic as well as construction and attachment details of all signs including electrical load requirement and brightness of foot-candles. Erection of any sign is prohibited unless approved in writing by Landlord. When so approved, such sign shall only contain the name and business of Tenant. Tenant shall not have the right to maintain any other signs on the Real Property or on or within the Building without the prior written consent of Landlord (in Landlord’s sole discretion). Tenant agrees to maintain such signage in good condition and repair and to be responsible for all costs resulting from the erection, maintenance, existence, or removal thereof. Upon the expiration of the Term, Tenant shall be responsible for all costs to remove any and all signs bearing Tenant’s name and for the cost of repair necessitated thereby, reasonable wear and tear excepted.
§33.BROKERS
Tenant and Landlord each represent and warrant to the other that there are no claims for brokerage commissions or finder’s fees in connection with this lease other than such commissions payable to Newmark Knight Frank who has been serving as the broker for Tenant (hereinafter, “Tenant’s Broker”) and any fees due to The Daimler Group, Inc., who has been serving as the broker for Landlord (hereinafter, “Landlord’s Broker”). Each party agrees to indemnify the other and hold it harmless from and against any and all claims, demands or costs/expenses (including attorney’s fees) arising from any other broker or finder (other than Tenant’s Broker or Landlord’s Broker) claiming to have represented that party in this lease. This obligation shall survive the termination of this lease. Landlord shall be obligated to pay Tenant’s Broker and Landlord’s Broker in the manner contemplated in separate agreements with those parties.
§34.NOTICES
All notices and other communications required or desired to be given to either party under this lease shall be in writing and shall be deemed given when delivered personally, three days after having been mailed by certified mail (return receipt requested) to that party at the address for that party (or at such other address for such party as shall have specified in a notice to the other party), or one day after having been delivered to Federal Express, UPS, or any similar nationally-recognized express delivery service for overnight delivery to that party at that address:
If to Tenant:
[Prior to Commencement Date]:
IBOD Company, Inc.
[***]
[From and After the Commencement Date]:
IBOD Company, Inc.
80 E. Rich Street, Suite 500
Columbus, Ohio 43215
Attention: Jon Allison, Esq.
If to Landlord:
Two25 Commons LLC
c/o The Daimler Group, Inc.
[***]

§35.SURVIVAL OF OBLIGATIONS
No termination of this lease and no repossession of the Leased Premises or any part thereof shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such termination or repossession.
§36.MEMORANDUM OF LEASE
This lease shall not be recorded; however, at the request of either Landlord or Tenant, the other party shall execute, acknowledge, and deliver a memorandum of this lease (which would exclude all economic terms of this lease) for purposes of giving public notice of the rights and obligations of Landlord and Tenant under this lease.
§37.NON-WAIVER
No failure by Landlord to exercise any option hereunder or to enforce its rights or seek its remedies upon any default, and no acceptance by Landlord of any rent accruing before or after any default, shall effect or constitute a waiver of Landlord’s rights to exercise that option, enforce that right, or seek that remedy with respect to that default or any prior or subsequent default.
§38.NO THIRD PARTY BENEFIT
This lease is intended for the benefit of Landlord and Tenant and, except as otherwise provided in this lease, their respective successors and assigns, and nothing contained in this lease shall be construed as creating any rights or benefits in or to any third party.
§39.PREVAILING PARTY
If either party to this lease commences any action against the other, the prevailing party in any such action shall be entitled to reimbursement for its reasonable attorneys’ fees (and other costs and expenses) from the other party.
§40.SEVERABILITY
The intention of the parties to this lease is to comply fully with all laws governing leases, and this lease shall be construed consistently with all such laws to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe part or all of any provision of this lease, and holds that part or all of that provision to be invalid, such invalidity shall not affect the balance of that provision or the remaining provisions of this lease, which shall remain in full force and effect.
§41.GOVERNING LAW; VENUE
This lease has been negotiated and executed in the State of Ohio and relates to real property located in the State of Ohio.
All questions concerning the validity or intention of this lease shall be resolved under the laws of the State of Ohio. The parties to this lease hereby designate the Court of Common Pleas of Franklin County, Ohio, as the court of proper jurisdiction and exclusive venue for any actions or proceedings relating to this lease; hereby irrevocably consent to such designation, jurisdiction and venue; and hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in the Court of Common Pleas of Franklin County, Ohio.
§42.EXHIBITS
All exhibits attached to this lease are incorporated herein by reference.
§43.COMPLETE AGREEMENT
This document (with its exhibits, which are hereby incorporated herein by reference) contains the entire lease between the parties and supersedes any prior discussions, representations, warranties, or agreements between them respecting the subject matter. No changes, alterations, modifications, additions, or qualifications to this lease shall be made or be binding unless made in writing and signed by each of the parties.
§44.COUNTERPARTS
This lease may be executed in several counterparts and each executed counterpart shall be considered an original of this lease.
§45.GENDERS AND NUMBERS
When the context permits, each pronoun used in this lease includes pronouns of the same person in other genders or numbers and each noun used in this lease includes the same noun in different numbers.
§46.TIME OF THE ESSENCE
The time for payment of Rent and all other amounts to be paid by Tenant under this lease and for performance and observance of all other obligations and conditions to be performed or observed by Tenant under this lease shall be of the essence of this agreement.
§47.CAPTIONS
The captions at the beginnings of the sections of this lease are not part of the context of this agreement, but are merely labels to assist in locating those sections, and shall be ignored in construing this lease.
§48.SUCCESSORS IN INTEREST
Except as otherwise provided in this lease, all provisions of this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, personal representatives, successors, and assigns of each party to this lease.
§49.TENANT’S RIGHT OF FIRST REFUSAL
Provided that Tenant is not then in default beyond any applicable notice and cure periods, Landlord shall notify Tenant in writing (the “Landlord’s Notice”) if, at any time during the Term, Landlord has a letter of intent Landlord intends to accept (from a potential third party tenant) to lease all or any portion of the second floor, third floor, and/or sixth floor of the Building, which is not then included within the Leased Premises (the “Offer Premises”), excluding, however, a transfer of the Offer Premises to the holder of any first mortgage lien encumbering the Offer Premises.

Upon receipt of Landlord’s Notice, which shall include the letter of intent, provided that Tenant is not then in default beyond any applicable notice and cure periods, Tenant shall have the option to lease the Offer Premises at the base rent and upon all but only all such other terms and conditions as are set forth in Landlord’s Notice (“Right of First Refusal”). Tenant shall have 10 days upon receipt of Landlord’s Notice in which to notify Landlord of its election to exercise Tenant’s Right of First Refusal. In the event Tenant fails to notify Landlord of its desire to exercise its Right of First Refusal within such 10 day period, such failure shall be conclusively deemed a rejection of the Right of First Refusal, whereupon Landlord shall be free to lease the Offer Premises to the third party with whom Landlord had the binding agreement accompanying Landlord’s Notice and, except as next provided, Tenant’s Right of First Refusal shall be of no further force or effect with respect to such Offer Premises; provided, however, Tenant’s Right of First Refusal shall again apply if Landlord does not lease the Offer Premises to such third party upon substantially the same financial terms contemplated in Landlord’s Notice (meaning, for purposes hereof, at financial terms which do not vary by more than 7.5% from the financial terms reflected in such Landlord’s Notice) within 180 days following Tenant’s receipt of the applicable Landlord’s Notice. Within 20 business days after Tenant notifies Landlord of its agreement to exercise Tenant’s Right of First Refusal, or such additional time as agreed by Landlord and Tenant in writing, Landlord and Tenant shall enter into an amendment to this lease containing the terms and conditions set forth in Landlord’s Notice and such other mutually agreed upon terms and conditions.
Tenant’s Right of First Refusal under this §49 shall be of no further force or effect upon the leasing of the particular Offer Premises (i) so long as Landlord complied with the terms and conditions set forth in the paragraph above and (ii) until such time as said third party no longer leases such Offer Premises and Landlord has a letter of intent Landlord intends to accept (from another potential third party tenant) to lease such Offer Premises, but shall continue for any other Offer Premises which becomes available during the Term.
§50.OPTION TO LEASE ADDITIONAL SPACE
At any time prior to the first anniversary of the Commencement Date, provided a Tenant event of default does not exist at the time the option may be exercised, Tenant shall have the option (the “Additional Space Option”), exercisable by written notice from Tenant to Landlord (the “Additional Space Notice”; which Additional Space Notice shall identify which portion, or all, of the remaining leasable area of the Building which remain unencumbered by a lease with another third party, and which Tenant desires to lease) to lease any portion, or all, of the remaining leasable areas of the Office Condominium that remain unencumbered, and have not previously been encumbered, by a lease with another third party (the “Additional Space”), upon all of the terms and conditions applicable to the Leased Premises, except as follows:
(a)The Base Rent for the Additional Space shall be at the same then current Base Rent rate as applicable to the Leased Premises on the Additional Space Commencement Date (defined below) with the same annual increases as set forth in this lease.
(b)Subject to the Additional Space Allowance (defined below), Tenant shall be responsible for the cost of completing the improvements to the Additional Space. Landlord shall provide Tenant with a tenant improvement allowance for the Additional Space in the amount equal to the product of (i) $40.00 per leasable square foot of the Additional Space; and (ii) a fraction, the numerator of which is the number of months left in the initial Term from and after the Additional Space Commencement Date, and the denominator of which is 72 (the “Additional Space Allowance”). In the event the actual costs of completing the improvements to the Additional Space is less than the Additional Space Allowance,

Landlord will, at Tenant’s option, credit Tenant the difference in Base Rent or pay Tenant such difference in one lump sum. In the event the actual costs of completing the improvements to the Additional Space exceeds the Additional Space Allowance, then Tenant shall pay to Landlord (i) 33% of the projected amount of such excess within 30 days after Landlord’s request therefore, but in no event earlier than the commencement of the construction of the improvements to the Additional Space, (ii) another 33% of the projected amount of such excess within 30 days after Landlord’s request therefore, but in no event earlier than completion of approximately one-half of the improvements to the Additional Space, and (iii) the balance of such excess costs to be paid within 30 days after Landlord’s request therefore, but in no event earlier than the Additional Space Commencement Date.
(c)The commencement date with respect to the Additional Space (the “Additional Space Commencement Date”) would be determined in accordance with §2(a) of the lease. Payment of Base Rent and Additional Rent with respect to the Additional Space would commence on the Additional Space Commencement Date;
(d)The Additional Space shall be added to the Leased Premises for the remainder of the Term on the Additional Space Commencement Date and shall be subject to all of the terms and conditions of the lease.
(e)Notwithstanding the foregoing, from and after the first anniversary of the Commencement Date, Tenant may only exercise the Additional Space Option (i) for any Additional Space containing less than 10,000 leasable square feet if the Term for the Additional Space is no less than 60 months, and (ii) for any Additional Space containing 10,000 or more leasable square feet if the Term for the Leased Premises and the Additional Space is extended such that there are 60 months remaining on the Term for all space subject to this lease from and after the Additional Space Commencement Date. In no event may Tenant exercise the Additional Space Option in any Renewal Term.
(f)Landlord and Tenant shall execute an amendment to this lease within thirty (30) days after the Additional Space Commencement Date, which amendment shall set forth the revised Leased Premises, Tenant’s Pro Rata Share of Operating Costs, the Base Rent for the Additional Space, and the new Term expiration date, if applicable.
(g)Further notwithstanding the foregoing, Tenant’s Additional Space Option is not deemed to grant Tenant an exclusive right to lease the Additional Space, and subject to Tenant’s Right of First Refusal, Landlord is free at any time, and from time to time, to lease the Additional Space to another party or parties.
§51.LANDLORD’S COVENANT
During the Term of this lease, provided that there is no Tenant default continuing beyond the applicable period for notice and cure, and the entire Leased Premises is being used and occupied by Tenant, Landlord shall not, without Tenant’s written consent (which consent may be withheld in Tenant’s sole and absolute discretion), permit the installation of exterior on-building signage for any Building tenant that is an insurance entity or group engaged in insurance related activities regulated by a state insurance department and with an active national producer number assigned by the National Association of Insurance Commissioners.

§52.CONTINGENCY
Notwithstanding anything in this lease to the contrary, the effectiveness of this lease shall be contingent upon Tenant receiving approval of certain economic incentives through the State of Ohio and City of Columbus, Ohio (collectively, the “Incentives”). In the event that the Incentives, in such amounts and on such terms as are acceptable to Tenant, are not obtained by May 31, 2018 (the “Contingency Date”), then, at Tenant’s written election and delivery of written notice of such election to Landlord within 10 days after the Contingency Date, this lease shall be cancelled and of no force and effect and neither party shall have any further obligation to the other under it except as provided in the remainder of this Section 52. If Tenant elects to cancel this lease (if Tenant fails to give notice within such 10 day period, it shall be deemed that Tenant has not elected to cancel this lease and this lease shall remain in full force and effect), then, Tenant shall pay to Landlord the “Reimbursement Costs”. The phrase “Reimbursement Costs” means the entire amount of all of Landlord’s reasonable, documented costs (including the Plans) incurred in performing the Tenant Improvements prior to the date of receipt of Tenant’s notice of its election to cancel. To the extent Landlord can cancel or terminate any contracts for materials or work not yet delivered or performed but contracted for, Landlord will do so and any cancellation or termination fees will be part of the Reimbursement Costs. Tenant shall pay such amount within 30 days after receipt of Landlord’s written invoice therefor accompanied supporting information reasonably satisfactory to Tenant. If Tenant fails to pay within that 30 day period, then the unpaid amount shall bear interest at the Default Rate from the date due until the date paid, and Landlord shall have the right to take legal action to collect the amount due. In the event of such legal action, Tenant shall pay to Landlord its court costs and attorney fees incurred in collecting the Reimbursement Costs. The provisions of this Section 52 survive termination or cancellation of this lease.
§53.LANDLORD DEFAULT
If Landlord fails to perform any of its obligations hereunder, Tenant (except in the case of an emergency) shall take no action without having first given Landlord 30 days written notice describing with specificity any such failure; provided, however, that if the nature of Landlord’s failure is such that it cannot reasonably be cured within such 30 day period, the time for curing such failure shall be extended for such period of time as may be necessary to complete such cure, so long as Landlord shall proceed promptly to cure same and shall prosecute such cure continuously, in good faith and with due diligence and such failure does not materially interfere with Tenant’s use and occupancy of the Premises. Following such notice and failure by Landlord to cure within such period, Tenant shall have all rights available to it at law or in equity.
§54.LANDLORD’S WARRANTIES
As a material inducement to Tenant to enter into this lease, Landlord warrants, represents, covenants and agrees as follows: (a) Landlord is the owner of a fee simple estate in the Real Property and has the right, power and authority to enter into this lease and to perform the same without consent of any other party, except for consents already obtained, and by this instrument conveys a good leasehold interest in the Leased Premises to Tenant in accordance with the terms, conditions and provisions hereof and the execution of this lease has been duly and validly authorized on behalf of Landlord; and (b) as of the Commencement Date, the Fifth Floor Premises shall comply with all applicable federal, state and local laws, codes and regulations in effect at that time, including but not limited to the Americans With Disabilities Act, all covenants, conditions, and restrictions of record in effect at that time, including, but not limited to the Condominium Declaration, if any and as of the Fourth Floor Substantial Completion Date, the Fourth Floor Premises shall comply with all applicable federal, state and local laws, codes and regulations in effect at that time, including but not limited to the Americans With Disabilities Act, all covenants, conditions, and restrictions of record in effect at that time, including, but not limited to the Condominium Declaration, if any. The representations, warranties and covenants in this lease are material considerations and inducements to Tenant in executing this lease, the breach of which will cause irreparable and severe harm to Tenant. Without limiting any other right or remedy of Tenant, in the event of a breach of the representations, warranties, and covenants, which materially and adversely affects Tenant’s ability to occupy and use the Leased Premises for its Approved Use or materially and adversely limits the rights or expands the obligations of Tenant under this lease, Tenant has the right after providing Landlord with 30 days’ prior written notice to terminate this lease at any time during the period of such breach.
[Acknowledgements and Signatures appear on the following page]

LANDLORD:

TWO25 COMMONS LLC

By	/s/ Robert C. White
Robert C. White
President

TENANT:

IBOD COMPANY, INC.

By	/s/ Alexander E. Timm
Its	CEO
STATE OF OHIO
FRANKLIN COUNTY
This document was acknowledged before me on May 18, 2018, by Robert C. White, the President of TWO25 Commons LLC, an Ohio limited liability company, on behalf of the Company.

/s/ Jessica Corris
Notary Public
STATE OF OHIO
FRANKLIN COUNTY
This document was acknowledged before me on May 9th, 2018, by Alex Timm, the CEO of IBOD Company, Inc., a Delaware corporation, on behalf of Tenant.

/s/ Nicole R Bailey
Notary Public

EXHIBIT A - LEGAL DESCRIPTION OF REAL PROPERTY
1

EXHIBIT B - DEPICTION OF LEASED PREMISES
1

EXHIBIT C — TENANT PARKING AGREEMENT
PARKING AGREEMENT
For Parking in the
COLUMBUS COMMONS
MAIN PARKING GARAGE
Between
TWO25 COMMONS LLC
“Landlord”
and
IBOD COMPANY, INC.
“Customer”
Dated:                         , 2018

PARKING AGREEMENT
COLUMBUS COMMONS MAIN PARKING GARAGE
COLUMBUS, OHIO
THIS PARKING AGREEMENT (this “Agreement”) is entered into as of                         , 2018 (the “Effective Date”), by and between TWO25 COMMONS LLC, an Ohio limited liability company (“Landlord”), and IBOD COMPANY, INC., a Delaware corporation (“Customer”).
RECITALS
WHEREAS, Landlord and Capitol South Community Urban Redevelopment Corporation, an Ohio non-profit corporation (“Owner”) entered into a certain Parking Agreement, Columbus Commons Main Parking Garage, Columbus, Ohio, dated December 6, 2016 (the “Master Parking Agreement”; as more particularly defined below), which grants to Landlord certain rights to parking at Owner’s Garage (defined below), for the tenants of the building being constructed by Landlord at 80 E. Erich Street, Columbus, Ohio (the “Building”); and
WHEREAS, Customer is a tenant in the Building, pursuant to a certain Office Lease Agreement with Landlord, dated                                                                     , 2018 (the “Lease”); and
WHEREAS, pursuant to Landlord’s rights and obligations under the Master Parking Agreement, Landlord agrees to provide parking in the Garage for the employees of Customer, upon the terms and conditions set forth in this Agreement, and the Master Parking Agreement to which this Agreement is subject, which parking shall fulfill a portion of Landlord’s obligations to Owner under the Master Parking Agreement;
NOW THEREFORE, Landlord and Customer, intending to be hereby bound, agree as follows:
1.DEFINITIONS.
In this Agreement, the following defined terms have the meanings indicated:
(a)“Affiliates” means a party’s parent, subsidiary and affiliated entities, and its and their partners, ventures, directors, officers, shareholders, agents, and employees.
(a)“Customer” shall have the meaning ascribed it in the preamble to this Agreement, and its successors and assignees as permitted by Section 9 of this Agreement.
(b)“Customer’s Address” means: [prior to the Lease Commencement Date] IBOD Company, Inc., [***]; [from and after the Lease Commencement Date] IBOD Company, Inc. 80 E. Rich Street, Suite 500, Columbus, Ohio 432154, Attention: Jon Allison, Esq., as the same may be changed by Customer pursuant to §34 of the Lease.
(c)“Effective Date” shall have the meaning ascribed it in the preamble to this Agreement.
(d)“Force Majeure” means any of the following events or circumstances by which a person is hindered, delayed or prevented from performance of any act: (i) strikes, labor disputes, work stoppages, lockouts or picketing (legal or illegal) or other unavailability of, or inability to obtain, labor; (ii) acts of God, including, without limitation, adverse weather conditions not reasonably foreseeable, or unusually severe weather, floods, hurricanes, tornadoes, high winds, sinkholes, landslides, earthquakes, epidemics, quarantine and pestilence; (iii) fires or other casualties; (iv) freight embargoes or other unusual delays in transportation; (v) unavailability of, or unusual delay in the delivery of, fuel, power, supplies or materials; (vi) governmental actions, restrictions or moratorium, condemnation, or the orders or approval process of any governmental authority having jurisdiction over Landlord or the Garage; (vii) the passage or enactment of, or the interpretation or application of, any governmental requirement by any governmental authority having jurisdiction over the Garage; or (viii) acts of a public enemy, civil commotions, riots, insurrections, acts of war, blockades, terrorism, sabotage, effects of nuclear radiation, or national or international calamities.
(e)“Garage” means that certain parking structure constructed by Owner in 1986 south of the Columbus Commons Park, having a mailing address of 55 E. Rich Street, Columbus, Ohio 43215, and generally situated between High Street, Main Street, Third Street and Rich Street in downtown Columbus, Ohio.
(f)“Landlord” shall have the meaning ascribed it in the preamble to this Agreement, and its successors and assigns.
(g)“Landlord’s Address” means: Two25 Commons LLC, c/o The Daimler Group, Inc., 1533 Lake Shore Drive, Columbus, Ohio 43204, Attention: Legal Department, as the same may be changed by Landlord pursuant to §34 of the Lease.
(h)“Garage Mortgage” means any mortgage now or later encumbering the Garage, and all renewals, modifications, supplements, consolidations and replacements thereof
(i)“Manager” means the manager of the Garage engaged by Owner from time to time.
(j)“Master Parking Agreement” means the Parking Agreement by and between Landlord and Owner, dated December 6, 2016, which grants to occupants of the Building the right to park in the Garage.
(k)“Parker(s)” means a natural person (or persons) who is an employee of Customer and has been issued a parking access device by Landlord pursuant to this Agreement as a result of being licensed by Landlord to park in the Garage.
(l)“Parking Fee” means the per licensed Parker’s vehicle fee payable by Customer for use of a parking access device.
(m)“Parking Spaces” (or “Parking Space”) means the parking spaces (or a parking space) within the Garage, it being understood that designated Parking Spaces will not be assigned to each Parker except as otherwise described herein (i.e. Parking Spaces for Parkers may be unassigned, but other parkers in the Garage may have assigned Parking Spaces).
(n)“Passenger Vehicles” means passenger vehicles (including pick-up trucks and vans) having dimensions no larger than the following: 7 feet 6 inches wide, 18 feet long, and 6 feet 5 inches tall; and weighing no more than 3,800 pounds.

(o)“Prime Rate” means the rate of interest announced from time to time by The Huntington National Bank, Columbus, Ohio, or any successor to it, as its prime rate. If The Huntington National Bank or any successor to it ceases to announce a prime rate, Owner will designate a reasonably comparable financial institution for purposes of determining the Prime Rate. If more than one Prime Rate is announced by The Huntington National Bank or its successor, then Owner shall designate the applicable Prime Rate.
(p)“Rules and Regulations” mean the rules and regulations governing the Garage as set forth in Section 12 hereof, as modified by Owner from time to time.
(q)“Term” means the duration of the Agreement, which begins upon the Commencement Date (as defined in the Lease) and expires upon the expiration or earlier termination of the Lease, which has an initial term of 6 years, and two five-year renewal terms (the “Expiration Date”), unless earlier terminated pursuant to the provisions of this Agreement. This Agreement shall terminate immediately if Customer’s Lease or the Master Parking Agreement ends for any reason.
(r)“Use” means the parking of Passenger Vehicles in the Garage by Parkers in compliance with this Agreement, the Master Parking Agreement and the Rules and Regulations.
2.GRANT OF PARKING LICENSE; RELOCATION; DISCONTINUATION.
2.1Description of Garage.
The Garage was constructed by Owner in 1986 and contains approximately 3600 parking spaces. The Garage covers most of a city block bounded by Rich Street, High Street, Main Street and Third Street.
2.2License
For and during the Term, Landlord hereby grants to Customer a non-exclusive right for the Use described in this Agreement for as many Vehicles as Customer is paying the Parking Fee upon the terms and conditions contained in this Agreement, the Master Parking Agreement and the Rules and Regulations promulgated from time to time by Landlord. This Agreement is entered into in fulfillment of a portion of the obligations between Landlord and Owner under the Master Parking Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or ambiguity existing between the Master Parking Agreement and this Agreement, the provisions of the Master Parking Agreement will control insofar as such applies between Landlord and Customer. This Agreement shall not serve to grant greater rights that those granted in the Master Parking Agreement, nor shall it derogate any rights of Landlord under the Master Parking Agreement. The parking rights granted to Customer under this Agreement shall be in common with other parkers. Unless specifically noted herein, no Parking Space will be assigned to a particular Parker pursuant to this Agreement. Customer hereby acknowledges that, pursuant to the Master Parking Agreement, Landlord has provided designated spaces on the east end of the second level of the Garage and such other nearby areas of the Garage as Landlord designates from time to time for the exclusive use of occupants of the Building, including, but not limited to, Customer’s Parkers (“Parking Zone”).
Owner may temporarily deny Parkers access to the Garage, if necessary, to make repairs or conduct maintenance in the Garage. Landlord agrees to cause Owner to use commercially reasonable efforts to limit the number and duration of any temporary closings of all or a portion of the Garage and, if only a portion of the Garage is closed, Landlord shall use commercially reasonable efforts to cause Owner to make temporary replacement parking available to Parkers elsewhere in the Garage during such times.
2.3Discontinuance.
The rights of Customer to have Parkers have access to or park in the Garage (or relocated alternative parking) shall forever cease if either the Lease or the Master Parking Agreement expire or sooner terminate.
3.MINIMUM NUMBER OF PARKING DEVICES AND PARKING FEES.
3.1Customer Parkers.
Subject to the ramp up provisions provided in Section 3.4 below, Customer shall always pay Parking Fees for not less than 200 parking devices and up to a maximum of 264 parking devices (“Maximum Parking Devices”); and except as otherwise set forth in the Section 3.1, no more parking devices will be available to Customer under the terms of this Agreement. Notwithstanding the foregoing, during the Term of this Agreement if Landlord has the ability to cause Owner to issue additional Office/Retail Parking Devices (as defined in the Master Parking Agreement), pursuant to the terms of the Master Parking Agreement, Customer shall have the right to purchase, at Customer’s election and upon the notice required hereunder, said additional Office/Retail Parking Devices (“Additional Parking Devices”). Landlord may decrease the number of Additional Parking Devices upon 30 days prior notice. Once Customer has requested Landlord to increase the number of parking devices above the Maximum Parking Devices, Customer shall be obligated to purchase the Additional Parking Devices, unless decreased by Landlord, for the entire Term of this Agreement.
3.2Parking Fee per Parker.
Customer shall pay to Landlord, as consideration for the rights granted to Customer in this Agreement, Parking Fees in advance, on the first day of each calendar month, as follows:
•The initial monthly rate per Customer parking device will be equal to 90% of the then published rate for public monthly parking in the Garage.
3.3Payment of Parking Fees.
The Parking Fees shall be paid by Customer (not by individual Parkers) to Landlord on or before the due date in a single electronic funds transfer, check or payment by credit card. If a Parker begins parking on other than the first day of the month, the Parking Fees will be prorated based upon the actual number of days in the month.
3.4Ramp up of Parking Devices.
Customer will pay for a minimum of 100 parking devices the first month in which the Lease Commencement Date occurs. The minimum number of parking devices required will increase by 15 per month until the permanent minimum of 200 parking devices is reached. Notwithstanding the foregoing, upon not less than 30 days’ prior written notice to Landlord, Customer shall have the option to increase the required 15 parking device per month minimum to 20 parking devices, on a month by month basis. Thereafter, Customer will purchase a minimum of 200 parking devices throughout the Term of this Agreement. Subject to the maximums provided above, Customer may increase the minimum number of Parking Devices (i) by up to 50 per month, at Customer’s election and upon not less than 60 days’ prior notice, and (ii) by more than 50 per month, at Customer’s election and upon not less than 180 days’ prior notice.
3.5Escalation:
The amount of the per vehicle monthly Parking Fee shall not change during the first two years following the date the first parking device is provided to Customer (the “Commencement Date”), and if said Commencement Date is other than the first day of a calendar month, said two-year period of no increase in the Parking Fee shall continue through the end of the calendar month during which said second anniversary occurs. Commencing on the first day of the first calendar month following said period of no increase in the Parking Fee, the monthly Parking Fee for each Parker under this Agreement shall be adjusted annually to the proportion of the monthly parking rate charged by Owner to monthly public parkers specified in Section 3.2, above, rounded to the next whole dollar. As an example, if the public rate is increased to $120, then the result would be adjusted to $108. Provided that this Agreement is still then in effect, following the 30th anniversary of the Commencement Date, the Parking Fees for all parking devices shall increase to the then current monthly parking rate charged by Owner to monthly public parkers in the Garage for non-reserved monthly parking. In addition, following replacement or major restoration of the Garage required by damage or destruction or obsolescence as determined in Landlord’s reasonable discretion, Landlord may increase the Parking Fees to reflect the new or restored Garage to the current fair market parking rate for downtown parking structures, if the rate is more than the rate determined by the foregoing calculations.
3.6Terms of Payment.
All Parking Fees and other sums due Landlord under this Agreement shall be paid to Landlord as Additional Rent due under the Lease.
4.PARKING DEVICES.
Landlord will provide Customer with one parking device for each Parker for whom Customer has paid a Parking Fee under this Agreement. Customer will pay Landlord an activation fee at the prevailing rate under the Master Parking Agreement each time a new parking device is activated for Customer, including both activation of new devices and the activation of any parking devices previously deactivated.
If a device is used out of synchronization, for example not used to enter the garage, but then used to exit, then the device will cease to work. Landlord will charge a fee referred to as a re-sync fee, to reset and restore the device to proper operation.
For each lost parking device, a non-refundable fee (the “Lost Device Fee”) will be charged at the prevailing rate in the Garage from time to time. Parking devices not working properly will be exchanged at no charge, provided that such parking device has not been damaged (other than through normal wear and tear) or destroyed. Parking devices will not be activated until Customer provides Landlord with a completed Release and Tenancy Verification in the form attached hereto as Exhibit A, or in such other form as may be in use by Owner at the time (the “Parker

Release”) executed by Customer and the prospective Parker. Customer may provide a parking access device to a Parker, but to no others. Upon a Parker’s termination of employment, Customer shall (i) immediately notify Landlord in writing of the same so that Landlord may deactivate the parking device assigned to such former Parker. Landlord will cause Owner to reactivate the deactivated parking device upon Customer providing Landlord with a completed Parker Release for the prospective Parker to which such parking device is to be assigned. If the former Parker does not return the parking device within 10 days of deactivation, Landlord reserves the right to charge Customer the Lost Device Fee.
Notwithstanding anything to the contrary in this Agreement, the fees chargeable to Customer under this Section 4 will in no event exceed the fees chargeable to Landlord under the Master Parking Agreement.
5.DAMAGE OR DESTRUCTION.
If the Garage is damaged by fire or other casualty, Landlord will, as soon as practicable after learning of such damage, notify Customer in writing of the time necessary to repair or restore such damage, as estimated by Owner’s architect, engineer or contractor. Parking Fees shall abate pro-rata during the period of time any Parkers are unable to access or park in the Parking Zone due to such damage or destruction, but Landlord shall use commercially reasonable efforts to cause Owner to make temporary replacement parking available to Parkers elsewhere in the Garage for which Customer shall pay 75% of the applicable monthly rate under this Agreement.
6.WAIVERS, INDEMNITIES, DISCLAIMER AND INSURANCE.
6.1Waivers and Indemnity.
Neither (1) Landlord, its Affiliates and their successors and assigns, nor (2) pursuant to Section 6.1 of the Master Parking Agreement, except to the extent caused by Owner or Owner’s agents, employees, contractors, or subcontractors intentional misconduct, Owner its Affiliates, the Manager or the holder of any Garage Mortgage (collectively, “Indemnitees”) will be liable or in any way responsible for, and Customer and all Parkers (i) waive all claims against the Indemnitees for any loss, injury or damage suffered by Customer, any Parker or invitees of Customer or any Parker relating to (a) loss or theft of, or damage to, property of Customer, any Parker or others; (b) injury or damage to persons or property resulting from fire, explosion, falling concrete, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Garage or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by any Parker or persons parking in or using the Garage, or caused by the public or by construction of any private or public work ((a), (b) and (c) being collectively, the “Customer and Parker Claims”); and (ii) will indemnify and hold the Indemnitees harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) that arises out of or is related to the Customer and Parker Claims, or that is due to or caused by any act or omission of, or breach of this Agreement by, Customer, anyone for whom Customer is legally responsible, Customer’s contractors or agents, any Parker, or any person operating a Parker’s vehicle in or about the Garage. Customer’s and all Parkers’ waivers and indemnities under this Section 6.1 will survive the termination of this Agreement.

6.2Landlord’s Disclaimer.
This Agreement provides the right to park only at the Parkers’ sole risk. No bailment is created. Neither Landlord nor Owner provides safekeeping, nor shall they be deemed an insurer for vehicles or their contents. Neither Landlord nor Owner will be responsible for fire, theft, damage or loss at, in or about the Garage or the land upon which the Garage is situated, except to the extent caused by Owner or Owner’s agents, employees, contractors or subcontractors intentional misconduct. Any attendants at the Garage are present solely to assist Parkers and other parkers, and are not responsible for verifying ownership of the vehicles departing the Garage. No representation, guaranty or warranty is made or assurance given that any communication or security systems, devices or procedures in the Garage will be effective to prevent injury to Parkers or any other person, and Owner reserves the right to discontinue or modify at any time such communication or security systems or procedures without liability to Customer, its employees or the Parkers.
6.3Insurance.
Customer shall obtain and shall thereafter continually maintain broad form comprehensive general liability insurance with waiver of subrogation right against the other parties, and including, without limitation personal injury and broad form property damage coverage against claims for personal injury, including, but not limited to, bodily injury and death and property damage occurring on or about the Garage by reason of, caused by or resulting from any use of the rights granted herein, subject to a combined single limit of not less than $2,000,000.00 of personal injury or $500,000.00 of property damage as the result of any one occurrence. All such policies of insurance shall name Owner as an additional insured. Said limits may be increased by Owner every 5 years based upon the change in value of U.S. Dollars during said same 5-year period and in accordance with coverage amounts for similar properties. Customer shall supply Landlord and Owner evidence of the existence of such insurance coverage on or before the Effective Date and said policies shall not be cancellable without 30 days prior written notice to Landlord and Owner. Said insurance coverage shall be in addition to, and shall in no way be construed to be a limitation of, the indemnification set forth herein.
7.CONDEMNATION.
7.1Full or Substantial Taking.
If all or substantially all of the Garage is taken for any public or quasi-public use under any applicable laws or by right of eminent domain, or is sold to the condemning authority in lieu of condemnation, then this Agreement will terminate
7.2Partial Taking.
If only part of the Garage is thus taken or sold, and if after such partial taking, in Owner’s sole judgment, alteration or reconstruction is not economically justified, and Owner therefore terminates the Master Parking Agreement, then Landlord may terminate this Agreement by giving written notice to Customer within 60 days after the taking. Termination by Landlord will be effective as of the date when physical possession of any portion of the Garage is taken by a condemning authority or conveyed to a condemning authority.

Election to Continue Agreement. If this Agreement is not terminated pursuant to the terms of Section 7.2(a) above upon a partial taking of a portion of the Garage, then Landlord cause Owner to, at Owner’s sole expense, promptly restore and reconstruct the Garage to substantially its former condition. Customer shall be entitled to a proportional abatement of the Parking Fees for each day that any portion of the Garage is unavailable for use by any of the Parkers as a result of a partial taking, but Landlord shall cause Owner to use commercially reasonable efforts to make temporary replacement parking available to Parkers elsewhere in the Garage.
7.3Award.
Owner shall be entitled to receive the entire compensation awarded upon the taking of any part or all of the Garage.
8.ADDITIONAL OBLIGATIONS.
8.1Customer Obligations.
Customer will not do or permit, and will not allow Parkers to do anything which obstructs or interferes with other parkers’ rights or with Owner providing services at the Garage, or which injures or disturbs other parkers. Customer shall not cause, maintain or permit, and will not allow Parkers to cause, maintain or permit, any unsafe situation or activity in or about the Garage that presents a danger of harm to other parkers or their vehicles. Customer will not cause any lien to be placed on the Garage or the land upon which the Garage is situated. Customer agrees to use and occupy and to instruct the Parkers to use and occupy the Garage only for the Use described in Section 1 and to use the Garage in a safe, careful and proper manner, in compliance with all laws. Neither Customer, nor its employees, nor Parkers shall use, store, dispose of or transport any substances, chemicals or materials declared to be, or regulated as, hazardous or toxic under any applicable laws within the Garage, and Customer shall indemnify the Indemnitees for any claims, costs or damages (including attorneys’ fees) resulting from any such actions on the part of Customer or any Parker. Customer shall take reasonable steps and precautions to prevent the use of or access to the Garage by anyone other than an employee who is entitled to be a Parker and the other passengers in such employee’s vehicle.
8.2Parking Limited to Parking Zone.
Customer shall cause the Parkers to use only the Parking Zone, as the same may be revised from time to time. Landlord shall have the right to use such systems as are necessary to ensure that the Parkers park within the Parking Zone and not within other portions of the Garage. Notwithstanding the foregoing, in the event Parkers are unable to park in the Parking Zone because all of the parking spaces are occupied, Parkers shall be permitted to park in any other available parking space in the Garage which is not specifically identified as reserved for the sole use of a third party. If a Parker is found to be parking in an area of the Garage reserved for the sole use of a third party, Landlord or Owner may tow the Parker’s vehicle, disarm said Parker’s access device, and charge an additional fee as Landlord may establish from time to time.
9.ASSIGNMENT BY CUSTOMER
Except in conjunction with a permitted assignment under Section 28 of the Lease (and subject to the restrictions set forth in the Master Parking Agreement), Customer may not assign all or any of its interest under this Agreement. Customer shall not permit any person that is not an employee or owner of Customer to park under this Agreement.
10.ESTOPPEL CERTIFICATES.
Customer agrees that at any time, and from time to time, Customer will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following: (a) the Commencement Date and the Expiration Date; (b) the number of Parkers then being paid for pursuant to this Agreement; (c) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect, as modified, and stating the date and nature of each modification); (d) the date, if any, through which Parking Fees have been paid; (e) that no default by Landlord, to the best of Customer’s knowledge, or by Customer exists which has not been cured, except as to defaults stated in such certificate; and (I) such other matters as may be reasonably requested by Landlord. Any such certificate shall be signed by Customer and returned to Landlord within 10 days after a request therefor, and may be relied upon by Landlord and any prospective purchaser of or present or prospective holder of a mortgage.
11.TRANSFER OF LANDLORD’S INTEREST.
11.1Sale, Conveyance and Assignment.
Nothing in this Agreement will restrict (i) Owner’s right to sell, convey, assign, lien, mortgage, or otherwise deal with the Garage, the land on which the Garage is situated, or (ii) Landlord’s interest under this Agreement.
11.2Effect of Sale, Conveyance or Assignment.
An assignment or other transfer of this Agreement will, upon such transferee agreeing to abide by the terms of this Agreement applicable to Landlord, automatically release Landlord from liability under this Agreement from and after the effective date of the transfer, except for any liability relating to the period prior to such effective date; and Customer will look solely to Landlord’s transferee for performance of Landlord’s obligations relating to the period after such effective date. This Agreement will not be affected by any such sale, conveyance or assignment, and Customer will attorn to Landlord’s transferee.
11.3Subordination.
There is no Garage Mortgage currently encumbering the Garage. With respect to Garage Mortgages that may be granted or created after the Effective Date, Customer agrees this Agreement is subordinate in all respects thereto, provided the holder thereof agrees in writing that if Customer abides by this Agreement, it will not disturb Customer’s rights under this Agreement. While such subordination will occur automatically, Customer agrees, upon request by and without cost to Landlord, Owner, or any successor in interest, to promptly execute and deliver to Landlord, Owner, or the holder of a Garage Mortgage such instrument(s) as may be reasonably required to evidence such subordination.

12.RULES AND REGULATIONS.
Customer may not make any alterations to the Garage or any other portion of the Garage without Landlord’s and Owner’s prior written consent. Further, Customer agrees that Customer and all Parkers shall faithfully observe and comply with the Rules and Regulations set forth below and with all reasonable modifications and additions to such Rules and Regulations from time to time adopted by Landlord and Owner and of which Customer is notified in writing. No such Rules and Regulations or modification or addition thereto will contradict or abrogate any right expressly granted to Customer under this Agreement. Landlord’s and Owner’s enforcement of the Rules and Regulations will be uniform and nondiscriminatory, but neither Landlord nor Owner will be responsible to Customer for failure of any other person to comply with the Rules and Regulations.
Rules and Regulations: A condition of any parking shall be compliance by Customer and all Parkers with Garage Rules and Regulations, including any sticker or other identification system established by Landlord and/or Owner. Garage managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations. The following Rules and Regulations are in effect until notice is given to Customer of any change. Customer shall be responsible for promptly informing its Parkers of any changes to the Rules and Regulations. Landlord and/or Owner may modify and/or adopt such other reasonable and generally applicable rules and regulations for the Garage as it deems necessary for the operation of the Garage, provided that any such modifications or additions shall not materially restrict Customer’s rights under this Agreement.
(a)Cars must be parked entirely within the stall lines painted on the floor.
(b)If required by either Landlord or Owner, all Parkers shall display a sticker, hanger or other identification system evidence in each vehicle entering, exiting and parking in the Garage.
(c)All directional signs and arrows must be observed.
(d)The speed limit shall be five miles per hour.
(e)Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas and in such other areas as may be designated by Owner or Owner’s agent(s) including, but not limited to, areas designated as “Visitor Parking” or reserved spaces.
(f)Every Parker is required to park and lock their own car. All responsibility for damage to cars or persons, and loss of personal possessions is assumed by the Parker, whether by fire, theft, frozen or leaking pipes, falling building materials, vandalism, mysterious disappearance or otherwise, except to the extent caused by Owner or Owner’s agents, employees, contractors, or subcontractors intentional misconduct.
(g)Spaces which are designated for small, intermediate or full-sized cars shall be so used. No intermediate or full-size cars shall be parked in parking spaces limited to compact cars.
(h)Parking access does not include storage, and storage of vehicles in the Garage by Parkers is prohibited.

(i)Vehicles in the Garage shall not be used to sleep overnight in or otherwise used to live in.
(j)At no time maintain within the Garage an article dangerous or detrimental to life or the health of other parkers; nor may there be stored, kept on handled any flammable material that may create a fire hazard;
(k)Abandoned vehicles are prohibited and no auto repairs shall take place in the Garage;
(l)In the event that a Parker’s vehicle is parked in a space designated for another parker, it may be towed at the Parker’s expense;
(m)Each Parker’s vehicle shall be insured as required by the State of Ohio; and
(n)No smoking or use of electronic cigarette vaporizers or similar devices shall be permitted in any portion of the Garage.
(o)Provided Owner provides proper legal posting, firearms shall be prohibited except as carried by law enforcement personnel.
Failure to comply with the Rules and Regulations after reasonable notice and reasonable opportunity to cure may result in a revocation of the Parker’s parking privileges, which revocation shall not affect Customer’s obligation to pay Parking Fees hereunder.
13.CUSTOMER’S DEFAULT AND LANDLORD’S REMEDIES.
13.1Default.
This Agreement and the Term and rights hereby granted are subject to the following limitations which will each constitute a material breach by Customer and a “Default” under this Agreement:
(a)Failure to Pay Parking Fees. Subject to the notice, grace and cure periods under Section 24(a) and (b) of the Lease (but in no event will such notice, grace and cure periods exceed those set forth in the Master Parking Agreement), Customer fails to pay Parking Fees or any other sum payable by Customer under the terms of this Agreement when due pursuant to the terms of this Agreement or the Lease.
(b)Failure to Perform Other Obligations. Customer breaches or fails to comply with any other provision of this Agreement applicable to Customer, and such breach or noncompliance continues for a period of 30 days after notice by Landlord to Customer; or, if such breach or noncompliance cannot be reasonably cured within such 30-day period, Customer does not in good faith commence to cure such breach or noncompliance within such 30-day period or does not diligently complete such cure as soon as possible, but no later than 60 days after such notice from Landlord. However, if such breach or noncompliance causes or results in (i) a dangerous condition in the Garage, (ii) any insurance coverage carried by Landlord and/or Owner with respect to the Garage being jeopardized, or (iii) a material disturbance to another parker, then a Default will exist if such breach or noncompliance is not cured as soon as reasonably possible after written notice by Landlord to Customer, and in any event if such breach or noncompliance is not cured within 30 days after such written notice. For purposes of this Section 13.1(b), financial inability will not be deemed a reasonable ground for failure to immediately cure any breach of, or failure to comply with, the provisions of this Agreement.
(c)Use and Transfer of Interest without Consent. Customer permits any person to use the Garage under this Agreement other than its Parker employees, provided the sole remedy for which would be Landlord’s right to tow the violating vehicle and deactivate the access device used in such violation, without refunding to Customer the Parking Fee associated with such device for any prepaid periods. Customer agrees that if a Parker has their access device deactivated two times, Landlord shall have no obligation to reactivate any such device and Customer shall not provide such Parker with any other access device.
(d)Execution and Attachment against Customer. Customer’s interest under this Agreement or in the Garage is taken upon execution or by other process of law directed against Customer, or is subject to any attachment by any creditor or claimant against Customer and such attachment is not discharged, bonded over or otherwise disposed of within 30 days after levy and notice to Customer.
(e)Bankruptcy or Related Proceedings. Customer files a petition in bankruptcy or insolvency, or reorganization or arrangement under any bankruptcy or insolvency laws, or voluntarily takes advantage of any such laws by answer or otherwise, or dissolves or makes an assignment for the benefit of creditors, or involuntary proceedings under any such laws or for the dissolution of Customer are instituted against Customer, or a receiver or trustee is appointed for the Garage or for all or substantially all of Customer’s property, and such proceedings are not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.
13.2Remedies.
Time is of the essence. If any Default occurs, Landlord shall have the right, at Landlord’s election, then or at any later time, to exercise any one or more of the remedies described below. Exercise of any of such remedies will not prevent the concurrent or subsequent exercise of any other remedy provided for in this Agreement or otherwise available to Landlord at law or in equity.
(a)Exclusion from the Garage and Termination. After any failure by Customer to cure a Default, Landlord may exclude all Parkers from the Garage. All Parking Fees will continue to be due and payable during such period of exclusion. Parkers shall have no right to park in the Garage until the Default is cured and all fees for the period of exclusion and costs of Landlord in enforcing this Parking Agreement are paid to Landlord. If any period of exclusion extends for more than 60 days, Landlord may terminate this Agreement. Landlord may additionally, in its sole discretion, exclude a single parker, or group of parkers related to a default and doing so shall not prejudice its rights to exclude all parkers or to implement any other remedy hereunder
(b)Bankruptcy Relief. Nothing contained in this Agreement will limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Parking Fees, under this Agreement.

(c)Parkers. Landlord may refuse to permit any person or Parker who violates the Rules and Regulations to park in the Garage, and any violation of the Rules and Regulations shall subject the car of such parker to removal at the car owner’s expense. No such refusal or removal shall create any liability on Landlord or be deemed to interfere with Customer’s right to use the Garage pursuant to terms of this Agreement.
14.NOTICES.
All notices required or permitted under this Agreement must be given in accordance with the Lease.
15.MISCELLANEOUS.
15.1Binding Effect.
Each of the provisions of this Agreement shall bind or inure to the benefit of, as the case may be, Landlord and Customer, and their respective heirs, successors and assigns, provided this clause will not permit any transfer by Customer contrary to the provisions of Section 9 of this Agreement.
15.2Complete Agreement; Modification.
All of the representations and obligations of the parties are contained in this Agreement and no modification, waiver or amendment of this Agreement or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.
15.3Enforcement Expenses.
Each party agrees to pay, upon demand, all of the other party’s costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents and others retained, incurred in successfully enforcing the other party’s obligations under this Agreement. All obligations under this Section 15.3 will survive the termination of this Agreement.
15.4No Waiver.
No waiver of any provision of this Agreement will be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently. No express waiver will affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.
15.5Captions.
The captions of sections or paragraphs contained in this Agreement are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.
15.6Severability.
If any provision of this Agreement is declared void or unenforceable by a final judicial or administrative order, this Agreement will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.
15.7Authority to Bind.
The individuals signing this Agreement on behalf of Landlord and Customer represent and warrant that they are empowered and duly authorized to bind Landlord or Customer, as the case may be, to this Agreement according to its terms.
15.8Only Landlord/Customer Relationship.
Landlord and Customer agree that neither any provision of this Agreement nor any act of the parties will be deemed to create any relationship between Landlord and Customer other than the relationship of Landlord and Customer, and no partnership nor joint venture between Landlord and Customer shall be deemed created by this Agreement.
15.9Governing Law.
This Agreement will be governed by and construed according to the laws of the State of Ohio. Exclusive venue for any legal action under this Agreement shall be the appropriate state, federal or local court located in Columbus, Franklin County, Ohio.
15.10Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
15.11Recording.
Landlord and Customer agree not to record this Agreement, but to the extent a memorandum of the Master Parking Agreement is of record, Landlord and Customer agree to execute and permit the recordation of a memorandum of this Agreement, omitting the amount of the Parking Fees, upon the request of the other party.
Intending to be bound by the terms and provisions of this Agreement, Landlord and Customer have signed it as of the Effective Date.

LANDLORD

TWO25 COMMONS LLC, an Ohio limited liability company

Robert C. White, Co-President

CUSTOMER:

IBOD COMPANY, INC., a Delaware corporation

By:
Name:
Title:
STATE OF OHIO,
COUNTY OF FRANKLIN, SS:
The foregoing instrument was acknowledged before me this _______ day of _______, 2018, by Robert C. White, the Co-President of Two25 Commons LLC, an Ohio limited liability company, on behalf of said company.

Notary Public
Commission Expiration:
STATE OF OHIO,
COUNTY OF FRANKLIN, SS:
The foregoing instrument was acknowledged before me this ______ day of _____, 2018, by ________________________, the ____________________ of IBOD Company, Inc., a Delaware corporation, on behalf of said corporation.

Notary Public
Commission Expiration:

EXHIBIT “A”
PARKER RELEASE AND TENANCY VERIFICATION

Parker’s Information
Name:	Employer:
Home Telephone:	Work Telephone:
Parker’s Vehicle Information
Make:	Model:
Year:	Color:
Plate Number:
Parker’s Release and Terms of Use
The undersigned agrees to comply with all Rules and Regulations for the Parking Garage located at 55 E. Rich Street (the “Garage”), as amended from time to time by the Garage owner. The undersigned hereby acknowledges receipt of a copy of the current Rules and Regulations. The right to enter, exit and park at the Garage is at the Parker’s sole risk and the Garage owner does not undertake to provide any security with respect to the Garage. No bailment is created and the Garage owner does not provide safekeeping, nor shall it be deemed an insurer. The Garage owner will not be responsible for fire, theft, damage, injury or loss at, in or about the Garage. The undersigned Parker agrees to indemnify and hold the Garage owner, its affiliated entities, and its and their partners, ventures, directors, officers, shareholders, agents, and employees, the Garage manager and the holder of any mortgage on the Garage (the “Indemnified Parties”) harmless from and against any and all liability, loss, damages or claims caused by the undersigned Parker or person operating Parker’s vehicle in the Garage. The undersigned hereby WAIVES AND RELEASES the Indemnified Parties from any loss, injury or damage suffered by the undersigned or his/her invitees relating to (a) loss or theft of, or damage to, property at the Garage; or (b) injury or damage to persons or property at the Garage, except to the extent caused by Owner or Owner’s agents, employees, contractors, or subcontractors intentional misconduct.

Date:

Parker’s Signature:

Verification of Tenancy
The undersigned, the duly authorized agent of _______________________ by his or her signature below, verifies that as of the date specified below, the above Parker is an employee or owner of a tenant in the office or retail space at 80 E. Rich Street known as: _____________________________(company name).

Date:

By:
Name:
Its:

EXHIBIT D - BUILDING RULES AND REGULATIONS
Tenant agrees that it, its agents, employees, invitees and visitors will observe and comply with the following:
1.Landlord agrees to furnish Tenant with four suite keys. No additional locks or bolts of any kind will be placed on doors or windows by Tenant nor will any changes be made in existing locks or the mechanism thereof without Landlords prior permission. Tenant will, upon termination of its tenancy, return all keys to Landlord. If a lock is to be changed, Tenant shall contact Landlord and Landlord shall make such change at Tenant’s expense. Notwithstanding the foregoing rule, Tenant intends to install electronic access and security devices for the Leased Premises (including key cards, key pads and other devices) and Tenant will provide Landlord with such key cards, codes, or other devices necessary to permit Landlord’s access to the Leased Premises.
2.Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the Leased Premises for Tenant, to Landlord for Landlord’s approval before performance of any contractual service, not to be unreasonably withheld, conditioned, or delayed. This provision shall apply to all work performed in the Building including installation of telephone equipment, electrical devices, plumbing and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, and equipment in any physical portion of the Building.
3.No Tenant shall at any time occupy any part of the Building or the Leased Premises as a sleeping or lodging quarter.
4.Tenant shall not place or use in or about the Leased Premises any explosives, gasoline, kerosene, oil, acids, caustics, paints or any inflammable, explosive, or hazardous material without written consent of Landlord, provided, however, Tenant shall be permitted to use or store customary office supplies in the Leased Premises that are consistent with Tenant’s Approved Use.
5.Tenant shall be responsible for all toxic, biomedical, bio-hazardous or infectious waste disposal, which disposal shall be in compliance with all applicable federal, state and local laws and regulations and hereby agrees to be responsible for all costs associated therewith and shall hold Landlord harmless from all liability relating to toxic, bio-medical, bio-hazardous or infectious waste and its disposal. Landlord and Landlord’s employees, agents or contractors will not be responsible for handling such waste. Tenant shall maintain appropriate logs and records of the disposal of such wastes, copies of which will be made available to landlord at no charge upon written request.
6.Except for gross negligence or willful misconduct of Landlord, its contractors or agents, Landlord will not be responsible for damaged, lost or stolen personal property, automobiles, vehicles, equipment, money, jewelry or property of any kind from the Leased Premises, Building, parking lot, Tenant’s area or public restrooms regardless of whether such loss occurs when area is locked against entry or not.
7.No animals (except service animals) or vehicles of any kind shall be brought into or kept in or about the Leased Premises.
8.Tenant shall not contract with Landlord’s employees or render services of any kind other than rendering of health or insurance services to any individual, employee or insured dependent of any such employee.

9.None of the sidewalks, entries, passages, doors, elevators, hallways or stairways shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied, or thrown into these areas, or such areas be used at any time except for access or egress by Tenant, Tenant’s agents, employees, or invitees.
10.No person shall disturb the occupants of the Building by the use of any musical instruments or electronic music reproduction systems, intercoms or pagers which would compromise the quiet enjoyment of other tenants.
11.Nothing shall be thrown out of the windows of the Building or down the stairways or other passages.
12.Movement in or out of the Building or the Leased Premises of furniture or office supplies and equipment or dispatch or receipt by Tenant of any merchandise or materials, which requires use of elevators or stairways, or movement through the Building entrances or lobby, shall be restricted to hours mutually agreed by Landlord and Tenant. All such movement shall be under supervision of Landlord and carried out in the manner agreed to between Tenant and Landlord by prearrangement before performance. Such prearrangement will include determination by Landlord of time, method, and routing of movement and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant assumes, and shall indemnify Landlord against, all risks and claims of damages to persons and properties arising in connection with any such movement.
13.The Landlord shall not be liable for any damages from the stoppage of elevators for necessary or desirable repairs or improvements, or delays of any sort or duration in connection with the elevator service.
14.No awnings or other projections shall be attached to the outside of the Building and no curtains, blinds, shades, or screens, other than those specified by Landlord, will be used in connection with any window of the Leased Premises without the written consent of Landlord.
15.Without the written consent of Landlord no space in the Building will be used for manufacturing, for the storage of merchandise or for the sale from the Leased Premises of merchandise, goods, or property of any kind.
16.Canvassing, soliciting and peddling in the Building are prohibited and the Tenant shall cooperate to prevent the same.
17.No smoking is permitted in the public areas of the Building: lobby, elevators, hallways, stairwells and restrooms.

EXHIBIT E — PROHIBITED USES
In addition to and not in limitation of any of the provisions of the lease respecting prohibited uses of the Leased Premises and Tenant’s covenant not to use the Leased Premises for any purpose other than the Approved Use, Tenant shall not use the Leased Premises, the Building, and/or the Real Property for the purposes listed below. In no event shall this Exhibit E be deemed for Tenant’s benefit, to place any restriction on any portion of the Real Property other than the Leased Premises, and in no event will the inclusion of any restriction on this list that might have been required by the lease of another tenant be deemed to create or confer upon any party a so-called “third party beneficiary” status. Landlord and Tenant expressly acknowledge and agree that the intent of the parties is that no restriction on Tenant’s use anywhere in this lease, including Exhibits D and E will create or confer upon any party a so-called “third party beneficiary” status.
The following uses shall not be permitted on the Real Property:
A.An operation primarily used as a storage warehouse operation (excluding any storage incidental to the operation of the permitted uses hereunder) and any assembling, manufacturing, distilling, refining, smelting, agricultural or mining operation.
B.Any mobile home park, trailer court, labor camp, junkyard, or stockyard; provided, however, this prohibition shall not be applicable to the temporary use of construction trailers during periods of construction.
C.Any dumping or incineration of garbage.
D.Any gas/service station and/or other facility that stores or dispenses gasoline, diesel or other fuel products.
E.Any automobile, truck, trailer or recreational vehicle sales, leasing, display or body shop repair operation.
F.Any veterinary hospital or animal raising or boarding facility; provided, however, this prohibition shall not be applicable to pet shops.
G.Any adult or “x” rated video store, adult bookstore, any facility selling or displaying pornographic materials or movies, or other pornographic business, or for the sale of paraphernalia primarily for use with illegal drugs.
H.Any massage parlor or similar establishment, provided, however, that this restriction shall not prohibit the operation of a massage therapy establishment.
I.Any gambling facility or operation, including but not limited to: off-track or sports betting parlor; table games such as blackjack or poker; slot machines, video poker/blackjack/keno machines or similar devices; or bingo hall. Notwithstanding the foregoing, this prohibition shall not be applicable to government sponsored gambling activities or charitable gambling activities, so long as such activities are incidental to the business operation being conducted by the occupant.
J.No tenancy agreement will be entered into for a period of less than 60 days.

K.Any outdoor signage or advertising on the west side of the Real Property facing Columbus Commons Park will be limited in number, size and nature and must be approved by CSCURC prior to installation, such approval shall not be unreasonably delayed conditioned or withheld, provided that CSCURC’s approval shall not be required for signs that advertise businesses leasing retail or office space in Building or signs that advertise residential or retail leasing opportunities in the Building.

EXHIBIT F - INDEX OF PLANS AND SPECIFICATIONS FOR BUILDING CORE AND SHELL
1

2

3

4

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT
This First Amendment to Office Lease Agreement (“Amendment”) is made effective as of November 15, 2018 (the “Effective Date”), by and between TWO25 COMMONS LLC, an Ohio limited liability company (“Landlord”), and ROOT, INC., a Delaware corporation, as successor by name change to IBOD COMPANY, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Tenant entered into that certain Office Lease Agreement dated May 18, 2018 (“Lease”), for the lease by Landlord to Tenant of 65,834 leasable square feet on the fourth and fifth floor (“Leased Premises”) of a twelve-story mixed use building (“Building”) constructed upon the real property commonly known as 225 Third Street or 80 E. Rich Street, Columbus, Ohio 43215.
B.Landlord and Tenant desire to amend the Lease to (i) specify the Commencement Date of the Lease, (ii) accelerate the Base Rent payment schedule for the Fourth Floor Premises, and (iii) revise the definition of Tenant’s Pro Rata Share of Operating Costs, all on the terms more specifically set forth hereinbelow.
NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in this Amendment and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby agree as follows:
1.Commencement Date. As required by Section 2(a) of the Lease, Landlord and Tenant hereby confirm that the Commencement Date of the Lease is November 15, 2018, and the expiration of the initial Term of the Lease is November 30, 2024.
2.Fourth Floor Premises Base Rent. The third paragraph of Section 3 of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:
“Commencing April 1, 2019, Tenant shall pay Base Rent at the then applicable rate upon 16,458 leasable square feet of the Fourth Floor Premises, such that the total leasable square footage upon which Tenant is paying Base Rent shall be 49,376sf. Further, commencing October 1, 2019, Tenant shall pay Base Rent at the then applicable rate upon the final 16,458 leasable square feet of the Fourth Floor Premises, such that from and after October 1, 2019, for the remainder of the Term, Tenant will pay Base Rent upon the entire 65,834sf Leased Premises.”
3.Tenant’s Pro Rata Share of Operating Costs. Section 4(a)(i) of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:
“(i) “Tenant’s Pro Rata Share of Operating Costs” shall be a percentage determined by dividing the leasable square footage of the applicable portion of the Leased Premises (as described below) by the total leasable square footage of the Office Condominium portion of the Building, which percentage Landlord and Tenant agree to be: (1) 19.48% (i.e. 32,917sf ÷ 168,957sf) from and after the Commencement Date until November 30, 2018; (2) 29.22% (i.e. 49,376sf ÷ 168,957sf) from and after December 1, 2018 until May 31, 2019; and (3) 38.96% (i.e. 65,834sf ÷ 168,957sf) from and after June 1, 2019 until the expiration or earlier termination of the Term. Notwithstanding the foregoing, if at any time prior to the dates set forth in items (1)-(2) of this subsection (i), Tenant occupies all or any portion of the Fourth Floor Premises, Tenant shall provide Landlord advance written notice thereof and the leasable square footage of that portion of the Fourth Floor Premises being occupied by Tenant shall be included in the Leased Premises for purposes of calculating Tenant’s Pro Rata Share of Operating Costs.”
4.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed them in the Lease.
5.Governing Law. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio.
6.Binding Effect. This Amendment shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein, shall be binding upon the parties hereto and their respective successors and assigns and, except as otherwise set forth herein, shall inure to the benefit of only the parties hereto.
7.Counterparts. This Amendment may be executed in one or more counterparts and the signature of any party to any counterpart may be appended to any other counterpart, all of which counterparts when taken together shall equal one Amendment.
8.Continuing Effect. Except as modified and amended herein, all other terms and conditions of the Lease shall remain in full force and effect, and fully binding upon the parties.
9.Incorporation of Recitals. The Recitals portion of this Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety.
[Signatures and acknowledgements on the following page.]

[Signature Page to First Amendment to Office Lease Agreement]

LANDLORD:

TWO25 COMMONS LLC

		By/s/	Robert C. White
Robert C. White
President

STATE OF OHIO	)
) ss
FRANKLIN COUNTY	)
This document was acknowledged before me on December 12, 2018, by Robert C. White, the President of TWO25 Commons LLC, an Ohio limited liability company, on behalf of the Company.

/s/ Jessica Corris
Notary Public

TENANT

ROOT, INC.

		By	/s/ Alexander E. Timm
		Name:	Alexander Timm
		Title:	CEO

STATE OF OHIO	)
) ss
FRANKLIN COUNTY	)
This document was acknowledged before me on December 11, 2018, by Alexander Timm, the CEO of ROOT, INC, a Delaware corporation, on behalf of the Tenant.

/s/ Nicole R Bailey
Notary Public

SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
This Second Amendment to Office Lease Agreement (“Amendment”) is made effective as of February 28, 2019 (the “Effective Date”), by and between TWO25 COMMONS LLC, an Ohio limited liability company (“Landlord”), and ROOT, INC., a Delaware corporation, as successor by name change to IBOD COMPANY, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Tenant entered into that certain Office Lease Agreement dated May 18, 2018 (“Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated as of November 15, 2018 (“First Amendment”, the Original Lease and the First Amendment are hereinafter collectively the “Lease”), for the lease by Landlord to Tenant of 65,834 leasable square feet on the fourth and fifth floor (“Initial Leased Premises”) of a twelve-story mixed use building (“Building”) constructed upon the real property commonly known as 225 Third Street or 80 E. Rich Street, Columbus, Ohio 43215.
B.In accordance with §49 of the Lease, Landlord provided Tenant a right of first refusal notice letter dated December 3, 2018 (“Sixth Floor ROFR Notice”), regarding the lease of 10,311 leasable square feet located upon the sixth floor of the Building, as depicted on the attached Exhibit A (“Sixth Floor Leased Premises”), and by letter dated December 11, 2018, Tenant exercised its right of first refusal to lease the Sixth Floor Leased Premises upon the terms set forth in the Sixth Floor ROFR Notice.
C.Pursuant to §50 of the Lease, Tenant delivered to Landlord that certain Notice of Intention dated December 11, 2018, whereby Tenant exercised its option to lease the entire 32,917 leasable square feet located upon the third floor of the Building, as depicted on the attached Exhibit B (“Third Floor Leased Premises”, collectively the Initial Leased Premises, Sixth Floor Leased Premises, and Third Floor Leased Premises shall be referred to as the “Leased Premises”) upon the terms set forth in §50 of the Lease, including, but not limited to, the method of calculation for the Additional Space Allowance (as defined therein), the final calculation for which shall be set forth in an amendment to the Lease, to be executed following the Third Floor Commencement Date (defined below).
D.Landlord and Tenant desire to amend the Lease to (i) set forth the initial Term, Base Rent, and Tenant Improvement Allowance for the Sixth Floor Leased Premises, (ii) revise the definition of Tenant’s Pro Rata Share of Operating Costs to include the Sixth Floor Leased Premises and the Third Floor Leased Premises, (iii) confirming that the Term of the Lease for the Third Floor Leased Premises shall be co-terminus with the Term for the Initial Leased Premises, and (iv) otherwise update the Lease upon the terms more specifically set forth hereinbelow.
NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in this Amendment and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby agree as follows:
1.Sixth Floor Leased Premises Term.
(a)Term. Notwithstanding anything set forth to the contrary in §2(a) of the Lease, the Term of the Lease for the Sixth Floor Leased Premises shall be for a period of 87 months, as the same may be extended as set forth in subsection (b), below (“Sixth Floor Term”), commencing on June 1, 2019 (“Sixth Floor Commencement Date”), and expiring on August 31, 2026 (“Sixth Floor Expiration Date”). Landlord and Tenant hereby acknowledge and agree that the Sixth Floor Term is not co-terminus with the Term for the Initial Leased Premises and the Third

Floor Leased Premises. Upon the expiration or earlier termination of the Term for the Sixth Floor Leased Premises or the Term for the Initial Leased Premises and the Third Floor Leased Premises, the Lease shall continue in full force and effect as to that portion of the Leased Premises for which the Term is unexpired and unterminated, and the definition of “Leased Premises” as set forth in the Lease shall be automatically adjusted without further amendment to cause that portion of the Leased Premises for which the Term has expired or been terminated to be removed therefrom.
(b)Renewal Term. Tenant shall have the right and option to extend the Sixth Floor Term for two five-year renewal terms (each, a “Renewal Term”). Each Renewal Term shall be exercisable by delivery by Tenant to Landlord of a notice not later than 270 days prior to the Sixth Floor Expiration Date, or the then current Renewal Term, as applicable, which states that Tenant thereby exercises its right and option to extend the Term for the Sixth Floor Leased Premises for a Renewal Term. All terms and conditions of the Lease shall be applicable during each Renewal Term, except that the Base Rent for that Renewal Term shall be at market rents (as defined and determined in accordance with §2(b) of the Lease).
(c)Early Access. At no cost to Tenant, Landlord shall provide Tenant, its representatives, and vendors access to the Sixth Floor Leased Premises no later than May 1, 2019 (“Early Access Period”) in order to enable Tenant to install Tenant’s furniture, equipment, wiring and cabling (collectively, the “Tenant Work”); provided that such access shall not hinder Landlord’s work relating to the completion of the Sixth Floor Tenant Improvements (as defined below) or affect the operations of any other occupants in the Building and provided further that such installation shall be completed at Tenant’s sole risk and expense. Such early access by Tenant shall be on the terms and subject to the conditions imposed upon Tenant under the Lease (e.g. insurance, indemnification, etc.) other than Tenant’s obligation to pay Base Rent and Additional Rent.”
2.Base Rent. §3 of the Lease is hereby amended by adding the following thereto:
“Notwithstanding anything set forth in this §3 to the contrary, and in addition to the Base Rent to be paid by Tenant to Landlord for the Initial Leased Premises and the Third Floor Leased Premises, during the Sixth Floor Term, Tenant shall pay to Landlord Base Rent for the Sixth Floor Leased Premises in the following amounts:

	Annual Base Rent/Square Foot *	Monthly Base Rent
June 1, 2019 — July 31, 2019	$0.00sf	$0.00
August 1, 2019 — May 31, 2020	$205,704.48/$19.95sf	$17,142.04
[*Calculated on a per annum basis.]
Thereafter, Base Rent for the Sixth Floor Leased Premises shall increase each year during the Sixth Floor Term on the anniversary of the Sixth Floor Commencement Date by an amount equal to 2.0%, per annum, on a year over year basis over the most recently expiring lease year.
As set forth in §50 of the Lease, Base Rent and Additional Rent for the Third Floor Leased Premises will commence upon the Additional Space Commencement Date for the Third Floor Leased Premises, as such date is to be determined in accordance with §2(a) of the Original Lease (“Third Floor Commencement Date”), and shall be at the same then current Base Rent rate as applicable to the Initial Leased Premises on the Third Floor Commencement Date, with the same annual increases as set forth in §3 of the Lease.”

3.Tenant’s Pro Rata Share of Operating Costs. Section 4(a)(i) of the Original Lease, as amended by paragraph 3 of the First Amendment, is hereby deleted in its entirety and the following is inserted in lieu thereof:
“(i) “Tenant’s Pro Rata Share of Operating Costs” shall be a percentage determined by dividing the leasable square footage of the applicable portion of the Leased Premises (described below in items (1)-(5)) by the total leasable square footage of the Office Condominium portion of the Building (168,957sf), which percentage Landlord and Tenant agree to be: (1) 19.48% (i.e. 32,917sf ÷ 168,957sf) from and after the Commencement Date until November 30, 2018; (2) 29.22% (i.e. 49,376sf ÷ 168,957sf) from and after December 1, 2018 until May 31, 2019; (3) 45.07% (i.e. 76,145sf ÷ 168,957sf) from and after June 1, 2019 until the day immediately preceding the Third Floor Commencement Date; and (4) 64.55% (i.e. 109,062 ÷ 168,957sf) from and after the Third Floor Commencement Date until expiration or earlier termination of the Term for the Initial Leased Premises and the Third Floor Leased Premises and/or the Sixth Floor Leased Premises. Upon the expiration or earlier termination of the Term for the Initial Leased Premises and the Third Floor Leased Premises and/or the Sixth Floor Leased Premises, the calculation of Tenant’s Pro Rata Share of Operating Costs shall be adjusted to reflect the leasable square footage of the Leased Premises for which the Term has not expired or been terminated. Notwithstanding the foregoing, if at any time prior to the dates set forth in items (1)-(2) of this subsection (i), Tenant occupies all or any portion of the Fourth Floor Premises, Tenant shall provide Landlord advance written notice thereof and the leasable square footage of that portion of the Fourth Floor Premises being occupied by Tenant shall be included in the Leased Premises for purposes of calculating Tenant’s Pro Rata Share of Operating Costs.”
4.Sixth Floor Tenant Improvement Allowance. The first paragraph of §10(a) of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:
"(a)Construction of the Building and the Tenant Improvements. If construction of the Building has yet to be completed, Landlord shall cause The Daimler Group, Inc. (an affiliate of Landlord and hereinafter referred to as “Daimler”) at Landlord’s cost and expense to (a) construct and improve the Building shell and core in accordance with then applicable zoning and building laws and in substantial accordance with the plans and specifications referenced in Exhibit F, as the same may be updated from time to time (b) complete all corridors, common areas, restrooms, and other interior common areas in the Office Condominium available for the use of all tenants and their invitees in substantial accordance with the plans and specifications referenced in Exhibit F, as the same may be updated from time to time, and (c) complete all improvements to the Leased Premises, and subject to the Allowance for Tenant Improvements in the Sixth Floor Leased Premises, all improvements to the Sixth Floor Leased Premises (collectively, the “Tenant Improvements”) in accordance with the Final Plans (defined below). Unless otherwise specified in the Plans, the Tenant Improvements shall conform to Building-standard specifications with respect to, among other things, materials, colors and finishes, and Landlord and Tenant shall work together to cause the cost of the Tenant Improvements to be not more than $40.00 per leasable square foot in the Leased Premises.
Base Rent for the Sixth Floor Leased Premises contemplates an allowance for Tenant Improvements in the Sixth Floor Leased Premises of $40.00 per leasable square foot of the Sixth Floor Leased Premises (the “Allowance”). In the event the actual costs of completing the Tenant Improvements for the Sixth Floor Leased Premises in accordance with the Plans is less than the Allowance, Landlord will, at Tenant’s option, credit Tenant the difference in Base Rent or pay Tenant such difference in one lump sum. In the event the actual costs of completing the Tenant Improvements for the Sixth Floor Leased Premises exceeds the Allowance, then Tenant shall pay to Landlord (i) 33% of the projected amount of such excess within thirty (30) days after Landlord’s request therefore, but in no event earlier than the commencement of the construction of the Tenant Improvements for the Sixth Floor Leased Premises, (ii) another 33% of the projected amount of such excess within thirty (30) days after Landlord’s request therefore, but in no event earlier than completion of approximately one-half of the Tenant Improvements for the Sixth Floor Leased Premises, and (iii) the balance of such excess costs to be paid within thirty (30) days after Landlord’s request therefore, but in no event earlier than the Sixth Floor Commencement Date.”
5.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed them in the Lease.
6.Governing Law. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio.
7.Binding Effect. This Amendment shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein, shall be binding upon the parties hereto and their respective successors and assigns and, except as otherwise set forth herein, shall inure to the benefit of only the parties hereto.
8.Counterparts. This Amendment may be executed in one or more counterparts and the signature of any party to any counterpart may be appended to any other counterpart, all of which counterparts when taken together shall equal one Amendment.
9.Continuing Effect. Except as modified and amended herein, all other terms and conditions of the Lease shall remain in full force and effect, and fully binding upon the parties. Except as specifically set forth in this Amendment, from and after (i) the Sixth Floor Commencement Date as to the Sixth Floor Leased Premises and (ii) the Third Floor Commencement Date as to the Third Floor Leased Premises, the term “Leased Premises” shall mean and include the Sixth Floor Leased Premises and the Third Floor Leased Premises (as applicable) and the terms of the Lease shall govern the lease by the Landlord to Tenant of the Sixth Floor Leased Premises and the Third Floor Leased Premises. In the event of any conflict between the terms, covenants and conditions contained in this Amendment and the terms, covenants and conditions contained in the Lease, the terms, covenants and conditions contained in this Amendment shall control.
10.Incorporation of Recitals. The Recitals portion of this Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety.
[Signatures and acknowledgements on the following page.]

[Signature Page to Second Amendment to Office Lease Agreement]

LANDLORD:

TWO25 COMMONS LLC

		By/s/	Robert C. White
Robert C. White
President

STATE OF OHIO	)
) ss
FRANKLIN COUNTY	)
This document was acknowledged before me on March 7, 2019, by Robert C. White, the President of TWO25 Commons LLC, an Ohio limited liability company, on behalf of the Company.

/s/ Jessica Corris
Notary Public

TENANT

ROOT, INC.

		By	/s/ Alexander E. Timm
		Name:	Alexander Timm
		Title:	CEO

STATE OF OHIO	)
) ss
FRANKLIN COUNTY	)
This document was acknowledged before me on February 28, 2019, by Alexander Timm, the CEO of ROOT, INC, a Delaware corporation, on behalf of the Tenant.

/s/ Nicole R Bailey
Notary Public

EXHIBIT A
Sixth Floor Leased Premises

EXHIBIT B
Third Floor Leased Premises

THIRD AMENDMENT TO OFFICE LEASE AGREEMENT
This Third Amendment to Office Lease Agreement (“Amendment”) is made effective as of October 7, 2019 (the “Effective Date”), by and between TWO25 COMMONS LLC, an Ohio limited liability company (“Landlord”), and ROOT, INC., a Delaware corporation, as successor by name change to IBOD COMPANY, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Tenant entered into that certain Office Lease Agreement dated May 18, 2018 (“Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated as of November 15, 2018 (“First Amendment”), and as further amended by that certain Second Amendment to Office Lease Agreement dated February 28, 2019 (“Second Amendment”, the Original Lease, First Amendment, and Second Amendment are hereinafter collectively the “Lease”), for the lease by Landlord to Tenant of 109,062 leasable square feet on the third, fourth, fifth and sixth floors of a twelve-story mixed use building constructed upon the real property commonly known as 225 Third Street or 80 E. Rich Street, Columbus, Ohio 43215.
B.As more specifically described in the Second Amendment, Tenant exercised its option to lease the entire 32,917 leasable square feet located upon the third floor of the Building (“Third Floor Leased Premises”) upon the terms set forth in §50 of the Original Lease. As of the Effective Date, the Third Floor Leased Premises Tenant Improvements have been Substantially Completed and the Third Floor Leased Premises has been delivered to Tenant for occupancy.
C.Landlord and Tenant desire to amend the Lease to (i) establish the Additional Space Commencement Date for the Third Floor Leased Premises, (ii) calculate the Base Rent for the Initial Leased Premises (as defined in the Second Amendment) and the Third Floor Leased Premises due during the initial Term from and after the Additional Space Commencement Date, (iii) calculate the Additional Space Allowance for the Third Floor Leased Premises, and (iv) otherwise update the Lease upon the terms more specifically set forth here inbelow.
NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in this Amendment and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby agree as follows:
1.Additional Space Commencement Date. Pursuant to Sections 2(a) and 50(c) of the Original Lease, Landlord and Tenant hereby confirm that the Tenant Improvements for the Third Floor Leased Premises have been Substantially Completed and the Third Floor Leased Premises has been delivered to the Tenant for occupancy, and therefore the Additional Space Commencement Date for the Third Floor Leased Premises is October 7, 2019, and the expiration of the initial Term of the Lease for the Third Floor Leased Premises is November 30, 2024.

2.Base Rent. §3 of the Original Lease, as amended by Paragraph 2 of the First Amendment and Paragraph 2 of the Second Amendment is hereby further amended as follows:
“From and after the Additional Space Commencement Date for the Third Floor Leased Premises and thereafter during the Term, Tenant shall pay to Landlord Base Rent for the Initial Leased Premises (as defined in the Second Amendment) and the Third Floor Leased Premises in the following amounts:

	Annual Base Rent/Square Foot *	Monthly Base Rent
October 7, 2019 - October 31, 2019	$1,826,893.50/$18.50sf	$122,775.10
November 1, 2019 — November 30, 2019	$1,826,893 .50/$18.50sf	$152,241.13
December 1, 2019-November 30, 2020	$1,868,368.92/$18.92sf	$155,697.41
December 1, 2020-November 30, 2021	$1,909,844.34/$19.34sf	$159,153.70
December 1, 2021-November 30, 2022	$1,953,294.78/$19.78sf	$162,774.57
December 1, 2022-November 30, 2023	$1,996,745.22/$20.22sf	$166,395.44
December 1, 2023-November 30, 2024	$2,042,170.68/$20.68sf	$170,180.89
[*Calculated on a per annum basis.]”
3.Tenant Improvement Allowance. Landlord and Tenant hereby acknowledge and agree that the Additional Space Allowance for the Third Floor Leased Premises is $1,133,661.48 ($34.44/s0.
4.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed them in the Lease.
5.Governing Law. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio.
6.Binding Effect. This Amendment shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein, shall be binding upon the parties hereto and their respective successors and assigns and, except as otherwise set forth herein, shall inure to the benefit of only the parties hereto.
7.Counterparts. This Amendment may be executed in one or more counterparts and the signature of any party to any counterpart may be appended to any other counterpart, all of which counterparts when taken together shall equal one Amendment.
8.Continuing Effect. Except as modified and amended herein, all other terms and conditions of the Lease shall remain in full force and effect, and fully binding upon the parties. In the event of any conflict between the terms, covenants and conditions contained in this Amendment and the terms, covenants and conditions contained in the Lease, the terms, covenants and conditions contained in this Amendment shall control.
9.Incorporation of Recitals. The Recitals portion of this Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety.
[Signatures and acknowledgements on the following page.]

[Signature Page to Third Amendment to Office Lease Agreement]

LANDLORD:

TWO25 COMMONS LLC

		By/s/	Robert C. White
Robert C. White
President

STATE OF OHIO	)
) ss
FRANKLIN COUNTY	)
This document was acknowledged before me on October 7, 2019, by Robert C. White, the President of TWO25 Commons LLC, an Ohio limited liability company, on behalf of the Company.

/s/ Jessica Corris
Notary Public

TENANT

ROOT, INC.

		By	/s/ Alexander E. Timm
		Name:	Alexander Timm
		Title:	CEO

STATE OF OHIO	)
) ss
FRANKLIN COUNTY	)
This document was acknowledged before me on October 4th, 2019, by Alex Timm, the CEO of ROOT, INC, a Delaware corporation, on behalf of the Tenant.

/s/ Nicole R Bailey
Notary Public